As filed with the Securities and Exchange Commission on November 3, 1998
                                            Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              --------------------

                                    FCNB Corp
             (Exact Name of Registrant as specified in its Charter)

         Maryland                                 6021                                 52-1479635
(State or Other Jurisdiction                (Primary Standard                  (IRS Employer I.D. Number)
of Incorporation or Organization)   Industrial Classification Code Number)

                                 7200 FCNB Court
                            Frederick, Maryland 21703
                                 (301) 662-2191
     (Address, including ZIP Code and Telephone Number, including Area Code of Registrant's Principal Executive Offices)

                                A. Patrick Linton
                      President and Chief Executive Officer
                                    FCNB Corp
                                 7200 FCNB Court
                            Frederick, Maryland 21703
                                 (301) 662-2191
            (Name, Address, including ZIP Code and Telephone Number,
                   including Area Code, of Agent for Service)

                                   Copies to:
                             David H. Baris, Esquire
                             Noel M. Gruber, Esquire
                         Kennedy, Baris & Lundy, L.L.P.
                          4719 Hampden Lane, Suite 300
                               Bethesda, MD 20814
                                 (301) 654-6040

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. |_| _________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. |_| _________________

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Each Class of Securities                               Proposed Maximum           Proposed Maximum            Amount of
        to be Registered          Amount to be Registered  Offering Price Per Unit(1) Aggregate Offering Price(1)  Registration Fee

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value               413,327                 $23.25                   $9,609,852.75             $2,671.53
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                    FCNB CORP

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                            _________________, 199__

TO THE SHAREHOLDERS OF FCNB CORP:

     A Special Meeting of Shareholders (the "Meeting") of FCNB Corp ("FCNB") will be held on _____________, _______________, 199__ at __:00 __.M. local time, at FCNB's headquarters, 7200 FCNB Court, Frederick, Maryland, for the following purposes:

     (1) To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 2, 1998 and amended as of November 2, 1998 (the "Agreement") among FCNB, its wholly owned subsidiary, First Choice Insurance Company, Inc. ("First Choice") and Frederick Underwriters, Inc. ("Frederick Underwriters"), Phillips Insurance Agency, Inc. ("Phillips"), Carroll County Insurance Agency, Inc. ("Carroll County"), pursuant to which:

     (i)  Frederick  Underwriters  will be  merged  with and into  FCNB and each
     outstanding   share  of  Frederick   Underwriters   Common  Stock  will  be
     automatically  converted  into  372.67  shares of FCNB Common  Stock;

     (ii) Phillips will be merged with and into FCNB and each outstanding share of Phillips Common Stock will be automatically converted into 78.42 shares of FCNB Common Stock; and

     (iii) Carroll County will be merged with and into FCNB and each outstanding share of Carroll County Common Stock will be automatically converted into
     33.12 shares of FCNB Common Stock;

subject in each case to adjustment and limitation as set forth in the Agreement.

     Cash will be paid in lieu of fractional shares. A copy of the Agreement is attached as Exhibit A to the accompanying Combined Proxy Statement/Prospectus.

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Shareholders of FCNB as of the close of business on ______________, 1998 are entitled to notice of, and vote at, the Meeting and any adjournments thereof.

     The Combined Proxy Statement/Prospectus is set forth on the following pages and a proxy card is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the Meeting in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person. However, attendance at the Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the Meeting.

                                      By Order of the Board of Directors


                                      Helen G. Hahn, Secretary

            , 1998

   PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
       ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                          FREDERICK UNDERWRITERS, INC.
                         PHILLIPS INSURANCE AGENCY, INC.
                      CARROLL COUNTY INSURANCE AGENCY, INC.
                NOTICE OF JOINT SPECIAL MEETINGS OF SHAREHOLDERS
                                  TO BE HELD ON

                            _________________, 199__

TO THE SHAREHOLDERS OF:    Frederick Underwriters, Inc.
                           Phillips Insurance Agency, Inc.
                           Carroll County Insurance Agency, Inc.

     A Joint Special Meeting of Shareholders (the "Meeting") of Frederick Underwriters, Inc., Phillips Insurance Agency, Inc., and Carroll County Insurance Agency, Inc., will be held on _____________, _______________, 199__ at
__:00 __.M. local time, at 1201 East Patrick Street, Frederick, Maryland, for the following purposes:

     (1) To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 2, 1998 and amended as of November 2, 1998 (the "Agreement") among FCNB Corp, its wholly owned subsidiary, First Choice Insurance Agency, Inc. ("First Choice"), and Frederick Underwriters, Inc. ("Frederick Underwriters"), Phillips Insurance Agency, Inc. ("Phillips") and Carroll County Insurance Agency, Inc. ("Carroll County"), pursuant to which:

     (i)  Frederick  Underwriters  will be  merged  with and into  FCNB and each
     outstanding   share  of  Frederick   Underwriters   Common  Stock  will  be
     automatically  converted  into  372.67  shares of FCNB Common  Stock;

     (ii) Phillips will be merged with and into FCNB and each outstanding share of Phillips Common Stock will be automatically converted into 78.42 shares of FCNB Common Stock; and

     (iii) Carroll County will be merged with and into FCNB and each outstanding share of Carroll County Common Stock will be automatically converted into
     33.12 shares of FCNB Common Stock;

subject in each case to adjustment and limitation as set forth in the Agreement.

     Cash will be paid in lieu of fractional shares. A copy of the Agreement is attached as Exhibit A to the accompanying Combined Proxy Statement/Prospectus.

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Combined Proxy Statement/Prospectus is set forth on the following pages and a proxy card is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the Meeting in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person. However, attendance at the Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the Meeting.

                                     By Order of the Boards of Directors


                                     --------------------, -----------

              , 1998
--------------

   PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
       ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                       COMBINED PROXY STATEMENT/PROSPECTUS

       Proxy Statement                              Proxy Statement
Special Meeting of Shareholders          Joint Special Meetings of Shareholders
             of                                FREDERICK UNDERWRITERS, INC.
         FCNB CORP                            PHILLIPS INSURANCE AGENCY, INC.
       ___________, 1998                   CARROLL COUNTY INSURANCE AGENCY, INC.
                                                     _______, 1998

                                   Prospectus
             Relating to 413,327 Shares of Common Stock of FCNB Corp

                    ----------------------------------------

     This Proxy Statement and Prospectus (the "Proxy Statement") is being furnished to the holders of the common stock of Frederick Underwriters, Inc., Phillips Insurance Agency, Inc. and Carroll County Insurance Agency, Inc., and to the holders of the common stock of FCNB Corp. The Boards of Directors of these companies are seeking your proxy for use at the Special Meetings of Shareholders of Frederick Underwriters, Phillips and Carroll County to be held on ____________, 1998, and at the Special Meeting of Shareholders of FCNB to be held on __________________, 1998, or at any postponement or adjournment thereof. This Proxy Statement is initially being mailed on or about ______________, 1998.

     The purposes of the Special Meetings are to: (1) To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 2, 1998 and amended as of November 2, 1998, among FCNB Corp, its wholly owned subsidiary, First Choice Insurance Company, Inc. and Frederick Underwriters, Phillips, and Carroll County, pursuant to which each share of common stock of Frederick Underwriters, Phillips, and Carroll County will be converted into the number of shares of FCNB Common Stock set forth below:

     Frederick Underwriters             372.67 shares of FCNB Common Stock
     Phillips                            78.42 shares of FCNB Common Stock
     Carroll County                      33.12 shares of FCNB Common Stock

A copy of the Agreement is attached as Exhibit A to this Proxy Statement.

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The date, time and place of the Meetings are as follows:

               FCNB CORP                       UNDERWRITERS COMPANIES

______, _____________, 1998              ______, _____________, 1998
____  __.M.                              ____  __.M.
7200 FCNB Court                          1201 East Patrick Street
Frederick, Maryland  21703               Frederick, Maryland  21701

     This Proxy Statement also constitutes the Prospectus relating to the issuance of up to 413,327 shares of the FCNB Common Stock to be issued under the Agreement. FCNB Common Stock is listed on the Nasdaq National Market with the symbol of "FCNB".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE SECURITIES COMMISSION OF ANY STATE NOR THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER FEDERAL REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THE MERGER DESCRIBED HEREIN, OR DETERMINED IF THE DISCLOSURES IN THIS PROXY STATEMENT ARE ACCURATE OR ADEQUATE, OR IF THE MERGER IS FAIR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE MARYLAND COMMISSIONER OF FINANCIAL REGULATION OR ANY OTHER REGULATORY AGENCY OF ANY STATE, NOR HAS THE COMMISSIONER OR ANY SUCH AGENCY PASSED UPON THE ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Proxy Statement is _______________, 1998.

FREDERICK UNDERWRITERS, PHILLIPS AND CARROLL COUNTY HAVE SUBSTANTIAL COMMON OWNERSHIP, AND EACH OPERATES UNDER THE NAME "FREDERICK UNDERWRITERS". THEY ARE COLLECTIVELY REFERRED TO AS THE "UNDERWRITERS COMPANIES", AND EACH IS REFERRED TO AS AN "UNDERWRITERS COMPANY" IN THIS PROXY STATEMENT.

                     ADDITIONAL INFORMATION ABOUT FCNB CORP

     FCNB files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, proxy statements and other information FCNB files with the SEC at the Public Reference Room of the SEC, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of FCNB's filings can also be obtained from commercial document retrieval services and from the website maintained by the SEC at http://www.sec.gov.

     The SEC allows companies which file information with it to provide information by "incorporating by reference" into a proxy statement or prospectus. This means that important information can be disclosed by referring you to another document, filed separately with the SEC. Information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded in a document with a later date, or in this Proxy Statement.

     The following documents filed by FCNB with the SEC, which contain important information about FCNB and its finances, are incorporated herein by reference:

     (1)  FCNB's  Annual  Report on Form 10-K for the year  ended  December  31,
          1997;

     (2) FCNB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     (3) FCNB's Current Reports on Form 8-K dated June 9, 1998, June 23, 1998, July 14, 1998 and September 2, 1998;

     (4) The description of FCNB Common Stock contained in FCNB's Registration Statement on Form 8-A filed April 24, 1997;

     (5) Financial information regarding Capital Bank, National Association, and proforma financial information reflecting the combination of FCNB and Capital Bank, included in the combined Proxy Statement/Prospectus relating to the Special Meeting of Shareholders of FCNB to be held on November 4, 1998.

     All other documents filed by FCNB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement and prior to final adjournment of the Meetings are also deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents.

     FCNB WILL PROVIDE COPIES OF ANY OF THE FCNB DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND NOT DELIVERED HEREWITH (NOT INCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN), TO ANY PERSON RECEIVING A COPY OF THIS PROXY STATEMENT, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST DIRECTED TO:

    MARK A. SEVERSON, SENIOR VICE PRESIDENT AND TREASURER
    FCNB CORP
    7200 FCNB COURT
    FREDERICK, MARYLAND 21703
    (301) 662-2191

IN ORDER TO INSURE TIMELY DELIVERY OF DOCUMENTS INCORPORATED BY REFERENCE, ANY REQUEST SHOULD BE RECEIVED BY FCNB NO LATER THAN __________________, 1998.

     Neither FCNB nor the Underwriters Companies have authorized any person to give any information or make any representation about them, other than those contained in this Proxy Statement, and you should not rely on any of such information or representations. Neither the delivery of this Proxy Statement nor the issuance of any shares creates, under any circumstances, any implication that there has been no change in the affairs of FCNB or the Underwriters Companies since the date of this Proxy Statement. This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

     Forward Looking Statements. This Proxy Statement contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), about the financial condition, results of operations and business of FCNB following consummation of the Merger, including statements relating to cost savings, and business enhancements anticipated to be realized as a result of the Merger, and the impact of the Merger on FCNB's financial performance, and also including statements of goals, intentions, and expectations, regarding or based upon general economic conditions, interest rates, developments in national and local markets, and other matters, and which, by their nature, are subject to significant uncertainties.

     Factors which may cause actual results to differ from those contemplated by these forward looking statements include, but are not limited to, the following: expected cost savings may not be fully realized; customer loss and revenue loss following the Merger may be greater than anticipated; the cost of, or difficulties related to integration of Capital Bank into FCNB may be greater than anticipated; changes in the general interest rate environment, reduce interest rate margins; or changes in economic conditions in general, nationally or regionally, may result in a deterioration of credit quality, among other things. Additionally, FCNB's future financial performance may be adversely impacted by the inability of FCNB to cause its information, communications and environmental systems to be capable of correctly recognizing and processing dates after December 31, 1999 ("Y2K Compliant") as currently anticipated, and in any event, prior to January 1, 2000. Factors which may cause actual results to differ from current Y2K compliance plans include increased costs of achieving Y2K Compliance, delayed timeframes for implementing and testing Y2K compliance measures, and delays by FCNB's vendors in becoming Y2K Compliant, or the inability of such vendors to become Y2K Compliant prior to January 1, 2000. Additionally, FCNB's performance may be adversely affected by the failure of its customers or governmental authorities to become Y2K Compliant prior to January 1, 2000. Because of these uncertainties and the assumptions on which statements in this Proxy Statement are based, actual future results may differ materially from those contemplated by such statements.

                                TABLE OF CONTENTS

                                                                                                               Page
Additional Information About FCNB Corp.............................................................................

Summary Information................................................................................................

Selected Consolidated Financial and Other Data.....................................................................

The Meetings.......................................................................................................

The Merger.........................................................................................................

FCNB Corp..........................................................................................................

Comparison of Shareholder Rights and Certain Provisions of the Articles of Incorporation of FCNB...................

The Underwriters Companies.........................................................................................

Legal Matters......................................................................................................

Experts............................................................................................................

Index to Audited Combined Financial Statements.....................................................................

Index to Unaudited Combined Financial Statements...................................................................

Exhibit A - Agreement and Plan of Reorganization and Merger.....................................................A-1

Exhibit B - Title 3, Subtitle 2 of the Maryland General Corporation Law.........................................B-1

                               SUMMARY INFORMATION

The following summary information does not contain all of the information regarding FCNB, the Underwriters Companies and the Merger which is important. This Summary should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement, including the exhibits hereto, and the documents incorporated by reference herein. Shareholders are urged to carefully read this Proxy Statement in its entirety.

THE PARTIES TO THE MERGER

     FCNB. FCNB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and as of September 30, 1998 had approximately $1.07 billion in total assets and $82.97 million of shareholders' equity. FCNB's principal subsidiary, FCNB Bank, currently operates twenty-eight offices in Frederick, Anne Arundel, Baltimore, Carroll, Howard, Montgomery and Prince George's Counties, Maryland. FCNB is awaiting completion of its acquisition of Capital Bank, National Association. Assuming all shareholder and regulatory approvals are received, Capital Bank will be merged into FCNB Bank. As of September 30, 1998, Capital Bank had approximately $172.07 million in assets, $12.28 million in shareholder equity and operated four offices, one in Rockville, Maryland, one in Tysons Corner, Virginia and two in Washington, D.C. FCNB's principal executive offices are located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     First Choice is the wholly owned insurance subsidiary of FCNB Bank. Prior to this Merger, First Choice engaged mainly in the sale of annuities and insurance investment products. The Agreement, as amended, provides that the assets and liabilities of the Underwriters Companies will be transferred to First Choice immediately after effectiveness of the Merger. First Choice will change its name to "Frederick Underwriters, Inc." after the Merger, and will continue the business of the Underwriters Companies. Following the Merger, First Choices' main office will be located in Middletown, Maryland.

     For  additional  information  concerning  FCNB,  its  business,   financial
condition, and results of operations, see "Additional Information About FCNB Corp"; "Selected Consolidated Financial and Other Data" and "FCNB Corp."

     As of September 30, 1998 there were 7,905,917 shares of FCNB Common Stock outstanding. Between 1,626,068 and 1,987,357 shares will be issued to shareholders of Capital Bank upon completion of that merger. FCNB Common Stock is quoted on Nasdaq under the symbol "FCNB".

     The Underwriters Companies. Frederick Underwriters, Phillips and Carroll County are multiline general insurance agencies operating in central Maryland under the name "Frederick Underwriters". Frederick Underwriters, Phillips and Carroll County have substantial common ownership, and each operates under the name "Frederick Underwriters". They are collectively referred to as the "Underwriters Companies", and each is referred to as an Underwriters Company in this Proxy Statement. The Underwriters Companies had aggregate revenues of approximately $5.4 million in 1997 (excluding non-recurring securities gains) and $4.3 million for the first nine months of 1998.

     The President and principal shareholder of each of the Underwriters Companies is J.R. Ramsburg, Jr., a director of FCNB Corp and FCNB Bank.

THE MERGER

         General. The Underwriters Companies and FCNB, together with First Choice, have entered into an Agreement and Plan of Merger (as amended, the "Agreement") under which each of the Underwriters Companies will be merged with and into FCNB (the "Merger"). In connection with the Merger, each outstanding share of

Common Stock of the Underwriters Companies will, automatically and without further action, be converted into shares of FCNB Common Stock as follows:

                                         NUMBER OF SHARES OF
          COMPANY                         FCNB COMMON STOCK

Frederick Underwriters                         372.67

Phillips                                        78.42

Carroll County                                  33.12

EXCHANGE OF UNDERWRITERS COMPANY STOCK CERTIFICATES

     The conversion of Underwriters Company Common Stock into FCNB Common Stock will occur automatically upon effectiveness of the Merger. However, until you surrender your Underwriters Company stock certificates in exchange for FCNB Common Stock certificates, you will not be entitled to receive dividends or other distributions on FCNB Common Stock. Promptly after the effectiveness of the Merger, FCNB or FCNB's transfer agent (the "Exchange Agent") will mail each Underwriters Company shareholder information regarding the exchange of his or her shares.

     UNDERWRITERS COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO FCNB, THE EXCHANGE AGENT OR THE UNDERWRITERS COMPANIES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED FORM OF PROXY.

     Each share of FCNB Common Stock outstanding immediately prior to the Merger will be unchanged by the Merger, and will continue to represent one share of FCNB Common Stock. See "The Merger -- Consideration to be Received by Shareholders of the Underwriters Companies," "Description of FCNB Common Stock."

     It is anticipated that FCNB shareholders will not experience any immediate dilution in earnings per share as a result of the Merger, based upon FCNB's expectations of the earnings of First Choice following the Merger. These expectations include assumptions regarding cost savings, operating efficiencies and growth opportunities to be achieved as a result of the Merger. There can be no assurance that these expectations will be realized. FCNB shareholders will experience dilution of their percentage ownership interest in FCNB, and in their relative voting power.

     Closing Date. Under the Agreement, the Closing of the Merger will occur on a date specified in writing by the parties (the "Closing Date"), which date shall be as soon as practicable, but not more than fifteen (15) days, after the last condition precedent to the consummation of the Merger set forth in the Agreement has been fulfilled or waived. See "The Merger -- Conditions to the Merger."

     Reasons for the Merger. The Boards of Directors of FCNB and the Underwriters Companies are in unanimous agreement that the proposed Merger of the Underwriters Companies with First Choice is in the best interests of each of their respective companies. The acquisition of the Underwriters Company insurance brokerage business will enable FCNB to expand the range of products it offers to its customers, and to increase the amount of its non-interest income and the percentage of total income coming from non-interest, non-banking, sources. FCNB believes that the expanded business and cross-selling opportunities presented by the acquisition of the Underwriters Companies is in the best interests of FCNB and its shareholders.

     The Board of Directors of each of the Underwriters Companies has determined that the Merger is fair, and in the best interests of their shareholders. In considering the terms and conditions of the Merger, the Boards of the Underwriters Companies considered, among other things: the financial terms of the Merger; the financial condition and historical performance of FCNB; and the operational and competitive benefits of the Merger. See "The Merger - - Reasons for the Merger" and "-- Background of the Merger."

     Recommendations of the Board of Directors. The respective Boards of Directors of FCNB and each of the Underwriters Companies have unanimously approved the proposed Merger and recommend that their shareholders vote "FOR" the proposed Merger.

     Special Meetings and Vote Required. The Joint Shareholder Meeting of the Underwriters Companies at which the Merger will be considered will be held on _______, _______, 1998 at ____ P.M. local time, at 1201 East Patrick Street, Frederick, Maryland. Holders of record on ______ __, 1998 (the "Underwriters Record Date") will be entitled to notice of and to vote at the Underwriters Shareholder Meeting. At least a majority of the total number of shares of Common Stock of each Underwriters Company is necessary to constitute a quorum at the Underwriters Companies Shareholder Meeting.

     The affirmative vote of at least two-thirds of the outstanding Common Stock of each Underwriters Company is required to approve the Merger. Each share of Common Stock of each Underwriters Company is entitled to one vote in respect of the Merger. See "The Meetings -- The Underwriters Company Shareholder Meeting."

     As of the Underwriters Companies Record Date, there were 986 shares of Frederick Underwriters Common Stock outstanding, 120 shares of Phillips Common Stock and 1,391 shares of Carroll County Common Stock. Mr. J.R. Ramsburg, Jr., the President of each of the Underwriters Companies and a director of FCNB, has the power to vote 79.51% of the outstanding Frederick Underwriters Common Stock, 100% of the outstanding Phillips Common Stock and 81.9% of the outstanding Carroll County Common Stock (including 290 shares of Carroll County Common Stock owned by Frederick Underwriters). Mr. Ramsburg has stated that he will vote all of the shares he has the power to vote in each company for the Merger. As a result, approval of the Merger at the Underwriters Companies Meeting is assured. See "The Merger -- Certain Related Agreements and Interests of Certain Persons." See "The Underwriters Shareholder Meeting -- Purpose of the Shareholder Meeting and Vote Required."

     The FCNB Shareholder Meeting at which the Merger will be considered will be held on ________, _______, 1998 at ____ P.M. local time, at FCNB headquarters, 7200 FCNB Court, Frederick, Maryland. Holders of record on ________, 1998 (the "FCNB Record Date") will be entitled to notice of and to vote at the FCNB Shareholder Meeting. The presence, in person or by proxy, of at least a majority of the total number of shares entitled to vote is necessary to conduct business at the FCNB Shareholder Meeting.

     The affirmative vote of at least two-thirds of all votes entitled to be cast at the FCNB Shareholder Meeting is required to approve the Merger. Each share of FCNB Common Stock is entitled to one vote. As of the FCNB Record Date, there were ________________________ shares of FCNB Common Stock outstanding and entitled to vote. As of _______________________, 1998, directors and executive officers of FCNB beneficially owning an aggregate of __________________________ shares (____________%) of the issued and outstanding FCNB Common Stock have indicated that they intend to vote in favor of the Merger.

     Voting and Revocation of Proxies. Shares of Common Stock of the Underwriters Companies represented by properly executed proxies received at or prior to the Underwriters Companies Meeting and not subsequently revoked will be voted as directed by shareholders. Shares as to which the "ABSTAIN" box has been marked, and shares held in street name by brokers for which no voting instructions are given ("broker non-votes"), will be treated as shares present and entitled to vote for quorum purposes, but will have the effect of a vote against the Merger. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER.

     Any holder of Underwriters Company Common Stock who has delivered a proxy may revoke it at any time before it is voted by (i) delivering written notice of revocation to J.R. Ramsburg, Jr., President of the Underwriters

Companies, prior to the Underwriters Companies Meeting, (ii) granting and delivering a later dated proxy, or (iii) by attending the Underwriters Companies Meeting and voting the shares in person.

     Shares of FCNB Common Stock represented by properly executed proxies received at or prior to the FCNB Shareholder Meeting and not subsequently revoked will be voted as directed by shareholders. Shares as to which the "ABSTAIN" box has been marked and broker non-votes will be treated as shares present and entitled to vote for quorum purposes, but will have the effect of a vote against the Merger. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE PROPOSALS TO APPROVE THE MERGER.

     Any holder of FCNB Common Stock who has delivered a proxy may revoke it at any time prior to the exercise of the authority granted thereby by (i) delivering written notice of such revocation to Helen G. Hahn, Secretary of FCNB, prior to the FCNB Shareholder Meeting, (ii) granting and delivering a later dated proxy, or (iii) attending the FCNB Shareholder Meeting and voting the shares in person.

     If your shares are not registered in your name, you will need additional documentation from your recordholder to vote the shares in person.

     Conditions to the Merger. Completion of the Merger is subject to numerous conditions, including but not limited to, obtaining the approval by the required vote of the shareholders of each of the Underwriters Companies and FCNB, receipt of certain regulatory approvals, and the receipt of certain tax and accounting opinions and letters. See "The Merger -- Conditions to the Merger."

     Dissenters' Rights. Holders of Underwriters Companies Common Stock who object to the Merger and comply with certain procedural requirements, are entitled to obtain payment in cash of the fair value of such holder's shares. In order to be entitled to appraisal rights a shareholder must (a) deliver a written objection to the Merger at or prior to the Underwriters Shareholder Meeting; (b) ensure that his or her shares are not voted (or deemed to have been voted) to approve the Merger, and (c) after the Merger is consummated, make timely written demand for payment. If a judicial determination of the fair value of Underwriters Company common stock held by such shareholder is necessary, such determination may result in a value that is more than, less than, or equal to the consideration which would have been paid by FCNB pursuant to the Agreement. Holders of FCNB Common Stock will not be entitled to dissent from the Merger or obtain the payment in cash of the fair value of such holders' shares.

See "The Merger -- Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger has been structured so that shareholders of the Underwriters Companies will not recognize gain or loss as a result of the conversion of their shares of Common Stock into shares of FCNB Common Stock, except to the extent they receive cash in lieu of fractional shares of FCNB Common Stock. FCNB and the Underwriters Companies have received an opinion of Kevin P. Kennedy, Esquire, special tax counsel to FCNB, as to certain anticipated federal income tax consequences of the Merger. For a more extensive discussion of the anticipated federal income tax consequences of the Merger to shareholders of the Underwriters Companies, see "The Merger -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the management of the Underwriters Companies have interests in the Merger that are in addition to their interests as shareholders of the Underwriters Companies. In particular, Mr. J.R. "Ray" Ramsburg, III, Vice President of the Underwriters Companies, has entered into an employment agreement with First Choice and the Bank providing for his continued employment as President of First Choice following the Merger. Mr. J.R. Ramsburg, Jr., President of the Underwriters Companies, has entered into an agreement with First Choice under which he will act as a consultant to First Choice following the Merger. See "The Merger -- Certain Related Agreements and Interests of Certain Persons."

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "The Merger -- Accounting Treatment."

COMPARISON OF SHAREHOLDER RIGHTS

     Upon consummation of the Merger, holders of Underwriters Companies Common Stock, will become shareholders of FCNB. Accordingly, their rights will be governed by the Maryland General Corporation Law (the "MGCL") as it affects large public companies, and the Articles of Incorporation, as amended, and Bylaws of FCNB. Certain differences in shareholders' rights arise from differences between the Articles of Incorporation and Bylaws of the Underwriters Companies and FCNB, including, among other things, the number of authorized shares of capital stock, the voting rights of certain shareholders, the notice requirements for nominations of directors and presentation of new business at meetings of shareholders, the number and term of directors, removal and vacancies on the Boards of Directors and the applicability of certain anti-takeover provisions of law. See "Comparison of Shareholder Rights and Certain Provisions of the Articles of Incorporation of FCNB."

     UNDERWRITERS COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO FCNB, THE EXCHANGE AGENT OR THE UNDERWRITERS COMPANIES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED FORM OF PROXY.

MARKET FOR COMMON STOCK

     FCNB Common Stock is traded by eight market makers and is quoted on Nasdaq under the symbol "FCNB". The Underwriters Company Common Stocks have historically been traded only on a limited basis in privately negotiated transactions. No dealers offer to make a market in the Underwriters Companies Common Stocks, and they are not quoted on any organized market.

     The following table sets forth the last trade prices per share of FCNB Common Stock as reported on Nasdaq on September 1, 1998, the last business day preceding the public announcement of the Merger and the equivalent per share price of the Underwriters Company Common Stocks. The equivalent per share price shown below is the product of multiplying the number of shares into which the Underwriters Companies Common Stocks will be converted by the last trade price of FCNB Common Stock on September 2, 1998, of $26.00 per share.


                                PRICE AT                                 FCNB COMMON STOCK
        COMPANY             SEPTEMBER 1, 1998     CONVERSION RATIO     AT SEPTEMBER 1, 1998      EQUIVALENT PER SHARE PRICE

Frederick Underwriters            (1)                  372.67                 $26.00                      $9689.42

Phillips                          (1)                   78.42                 $26.00                      $2038.92

Carroll County                    (1)                   33.12                 $26.00                      $861.12

(1) To the knowledge of the Underwriters Companies, there have been no sales of the Common Stock of any Underwriters Company within the last two years.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables show summarized historical financial data for FCNB and the Underwriter Companies. Because FCNB is in the process of seeking shareholder and regulatory approvals for the acquisition of Capital Bank, historical information is also shown for FCNB and Capital Bank combined.

     The information presented is based on historical financial statements for each company. The information shown for the six month periods is derived from unaudited financial statements and includes, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such period. The results for the six month periods do not necessarily indicate performance for the full year. The financial and other data set forth below is not complete and should be read together with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements of FCNB and related notes, appearing in its 1997 Annual Report to Shareholders, incorporated by reference herein, and the consolidated financial statements of Capital Bank included in its 1997 Annual Report to Shareholders, incorporated by reference herein and the combined financial statements of the Underwriters Companies included elsewhere in this proxy statement.

                  SELECTED CONSOLIDATED FINANCIAL DATA FOR FCNB

                                         At or for the six
                                       months ended June 30,               At or for the years ended December 31,
                                    ---------------------------  --------------------------------------------------------
                                         1998         1997          1997         1996        1995        1994        1993
                                         ----         ----          ----         ----        ----        ----        ----
                                                          (dollars in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
Total interest income                  $   34,265   $  30,181      $  63,191   $   54,653  $  51,126   $  43,892   $  41,691
Total interest expense(1)                  17,495      14,342         31,012       25,014     22,759      17,010      16,054
                                      --------------------------- -------------------------------------------------------------
Net interest income                        16,770      15,839         32,179       29,639     28,367      26,882      25,637
Provision for credit losses                   450         462          1,329          318        710         525         765
                                      --------------------------- -------------------------------------------------------------
Net interest income after
  provision for credit losses              16,320      15,377         30,850       29,321     27,657      26,357      24,872
Net securities gains (losses)                 313         144            580          193        123         375      (1,183)
Non-interest income (excluding net
  securities gains (losses))                3,490       2,601          5,540        4,068      3,795       2,503       4,497
Non-interest expenses                      13,109      12,082         23,949       24,470     20,689      19,191      18,013
                                      --------------------------- -------------------------------------------------------------
Income before provision for income taxes    7,014       6,040         13,021        9,112     10,886      10,044      10,173
Provision for income taxes                  2,214       1,983          4,218        3,245      3,888       3,272       3,301
                                      --------------------------- -------------------------------------------------------------
Net income                                  4,800       4,057      $   8,803   $    5,867  $   6,998   $   6,772   $   6,872
Other comprehensive income (loss),
  net of taxes                                695         683          2,912          (26)     2,680      (3,285)      1,135
                                      --------------------------- -------------------------------------------------------------
Comprehensive income                   $    5,495   $   4,740      $  11,715   $    5,841  $   9,678   $   3,487   $   8,007
                                      =========================== =============================================================
Net income before merger-related
  expenses                             $    4,834   $   4,342      $   9,088   $    7,778  $   7,301   $   6,999   $   6,872
                                      =========================== =============================================================

PER SHARE DATA:(2)
  Basic earnings                       $     0.61   $    0.52      $    1.12   $     0.74  $    0.89   $    0.86   $    0.88
  Diluted earnings                           0.61        0.52           1.12         0.74       0.89        0.86        0.88
  Cash dividends declared                    0.263       0.204          0.428        0.368      0.375       0.330       0.263
  Book value at period-end                  10.27        9.17           9.83         8.78       8.52        7.64        7.47
  Shares outstanding at period-end      7,887,257   7,859,221      7,883,045    7,868,021  7,770,929   7,729,159   7,719,749
  Weighted average shares outstanding:
    Basic                               7,886,671   7,862,624      7,871,824    7,893,303  7,841,505   7,855,109   7,822,380
    Diluted                             7,921,303   7,877,009      7,891,428    7,911,215  7,861,071   7,873,581   7,831,051

BALANCE SHEET DATA (AT PERIOD-END):

  Total assets                         $1,021,646   $ 849,615       $918,084     $779,169   $660,984    $627,050    $603,497
  Total loans, net of unearned income     587,022     533,433        574,105      497,995    439,794     390,177     336,916
  Total deposits                          681,570     608,191        616,512      587,074    529,988     505,202     485,543
  Federal funds purchased and securities
    sold under agreements to repurchase    65,129      38,090         65,163       40,739     21,043      25,103      32,304
  Other short-term borrowings             187,136     126,140        152,138       76,516     32,426      26,089      13,776
  Long-term debt                               --          --             --           --      5,680       7,000      10,106
  Total shareholders' equity               80,977      72,072         77,518       69,110     66,219      59,037      57,689

PERFORMANCE RATIOS:
  Return on average total assets(3)          1.04%       1.02%          1.07%        0.84%      1.09%       1.14%       1.23%
  Return on average total assets before
    merger-related expenses(3)               1.05        1.09           1.09         1.11       1.14        1.17        1.23
  Return on average shareholders' equity(3) 12.22       11.69          12.25         8.92      11.21       11.79       12.73
  Return on average shareholder's equity
    before merger-related expenses(3)       12.31       12.51          12.65        11.82      11.70       12.18       12.73
  Average equity to average assets           8.53        8.72           8.65         9.39       9.73        9.63        9.67
  Cash dividends declared to net income     43.13       39.64          38.77        49.86      41.61       36.62       30.32
--------------------------------------

(1) Net of $108,000 and $300,000 of capitalized construction period interest in 1996 and 1995, respectively.
(2) Adjusted to reflect the four for three stock split in the form of a dividend paid in April 1998 (the "Stock Split").
(3)  Information for the six month periods is annualized.

             PRO FORMA COMBINED SELECTED CONSOLIDATED FINANCIAL DATA
                              FOR FCNB AND CAPITAL

                                           At or for the six
                                         months ended June 30,               At or for the years ended December 31,
                                       --------------------------  -----------------------------------------------------------
                                            1998        1997          1997         1996        1995        1994        1993
                                            ----        ----          ----         ----        ----        ----        ----
                                                             (dollars in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
Total interest income                   $  40,573   $  35,623      $  74,627  $   63,757   $  58,413   $  50,078   $ 47,094
Total interest expense(1)                  20,200      16,495         35,721      28,569      25,576      19,009     17,997
                                       -------------------------- -------------------------------------------------------------
Net interest income                        20,373      19,128         38,906      35,188      32,837      31,069     29,097
Provision for credit losses                   570         557          1,524         408       1,080         705      1,035
                                       -------------------------- -------------------------------------------------------------
Net interest income after
  provision for credit losses              19,803      18,571         37,382      34,780      31,757      30,364     28,062
Net securities gains (losses)                 313         146            580         193         123         377     (1,095)
Non-interest income (excluding net
  securities gains (losses))                3,935       2,969          6,386       4,799       4,571       3,294      5,387
Non-interest expenses                      15,689      14,645         29,293      29,138      24,994      23,085     21,790
                                       -------------------------- -------------------------------------------------------------
Income before provision for income
 taxes                                      8,362       7,041         15,055      10,634      11,457      10,950     10,564
Provision for income taxes                  2,740       2,383          5,029       3,836       3,183       3,072      2,911
                                       -------------------------- -------------------------------------------------------------
Net income                                  5,622       4,658         10,026       6,798       8,274       7,878      7,653
Other comprehensive income (loss),
  net of taxes                                687         641          2,897         (26)      2,875      (3,435)     1,135
                                       -------------------------- -------------------------------------------------------------
Comprehensive income                    $   6,309   $   5,299      $  12,923  $    6,772   $  11,149   $   4,443   $  8,788
                                       ========================== =============================================================
Net income before merger-related
  expenses                              $   5,656   $   4,943      $  10,311  $    8,709   $   8,577   $   8,105   $  7,653
                                       ========================== =============================================================

PER SHARE DATA:(2)
  Basic earnings                        $    0.59   $    0.49      $    1.05  $     0.71   $    0.88   $    0.85   $   0.83
  Diluted earnings                           0.58        0.49           1.05        0.71        0.88        0.85       0.83
  Cash dividends declared                   0.217       0.169          0.354       0.305       0.314       0.281      0.224
  Book value at period-end                   9.68        8.64           9.26        8.27        7.95        7.15       6.90
  Shares outstanding at period-end      9,573,239   9,503,014      9,524,574   9,505,713   9,381,934   9,062,101  9,052,410
  Weighted average shares outstanding
    Basic                               9,547,061   9,501,309      9,511,612   9,512,584   9,354,005   9,235,569  9,185,622
    Diluted                             9,612,831   9,550,665      9,576,973   9,546,849   9,379,143   9,256,451  9,194,293

BALANCE SHEET DATA (AT PERIOD-END):
  Total assets                          $1,188,818  $ 990,102      $1,079,571 $  909,603   $ 766,572   $ 711,898   $681,332
  Total loans, net of unearned income     692,979     626,459        674,568     583,826     501,283     445,814    391,954
  Total deposits                          816,813     727,858        745,486     690,710     615,084     576,052    552,702
  Federal funds purchased and securities
    sold under agreements to repurchase    83,262      47,497         84,827      55,203      32,251      29,896     37,577
  Other short-term borrowings             183,023     127,038        153,387      76,946      32,826      29,215     13,967
  Long-term debt                               --          --             --          --       5,680       7,000     10,106
  Total shareholders' equity               92,712      82,107         88,209      78,567      74,615      64,783     62,748

PERFORMANCE RATIOS:
  Return on average total assets(3)          1.04%       1.00%          1.03%       0.84 %      1.13%       1.17%      1.21%
  Return on average total assets before
    merger-related expenses(3)               1.05        1.07           1.06        1.07        1.17        1.20       1.21
  Return on average shareholders' equity    12.53       11.78          12.24        9.12       11.89       12.55      13.13
  Return on average shareholder's equity
    before merger-related expenses(3)       12.61       12.50          12.59       11.68       12.32       12.91      13.13
  Average equity to average assets           8.31        8.53           8.44        9.16        9.51        9.30       9.25
  Cash dividends declared to net income     36.82       34.53          34.04       43.03       35.21       31.48      27.23
------------------------------------

(1) Net of $108,000 and $300,000 of capitalized construction period interest in 1996 and 1995, respectively.
(2) Adjusted to reflect the Stock Split. Additionally, the amounts shown reflect the conversion of Capital Bank common stock at an assumed conversion ratio of 1.6864 shares of FCNB Common Stock per share of Capital Bank common stock.
(3)  Information for the six month periods is annualized.

         SELECTED COMBINED FINANCIAL DATA FOR THE UNDERWRITERS COMPANIES

                                               At or for the six
                                              months ended June 30,               At or for the years ended December 31,
                                            --------------------------   -----------------------------------------------------------
                                                  1998        1997          1997         1996        1995        1994        1993
                                                  ----        ----          ----         ----        ----        ----        ----
                                                        (dollars in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
Total interest income                          $     4        $     5        $    48     $    45    $    50     $    45     $    46
Total interest expense                             137            104            257         156        145         123         138
                                              -------------------------- -----------------------------------------------------------

Net interest income (loss)                        (133)           (99)          (209)       (111)       (95)        (78)        (92)
Provision for credit losses                         --             --             --          --         --          --          --
                                              -------------------------- -----------------------------------------------------------
Net interest income (loss) after
  provision for credit losses                     (133)           (99)          (209)       (111)       (95)        (78)        (92)
Net securities gains (losses)                      375             --            158          --         --          --          35
Non-interest income (excluding net
  securities gains (losses))                     2,879          2,825          5,405       5,962      5,929       5,770       5,447
Non-interest expenses                            2,670          2,501          5,244       5,718      5,612       5,518       5,208
                                              -------------------------- -----------------------------------------------------------
Income before provision for income taxes           451            225            110         133        222         174         182
Provision for income taxes                         174             87             41          55         15         (19)         48
                                              -------------------------- -----------------------------------------------------------
Net income                                         277            138             69          78        207         193         134
Other comprehensive income (loss),
  net of taxes                                    (213)            61             22          (7)        35          76          30
                                              -------------------------- -----------------------------------------------------------
Comprehensive income                           $    64        $   199        $    91     $    71    $   242     $   269     $   164
                                            ========================== =============================================================
Net income before merger-related
  expenses                                     $   277        $   138        $    69     $    78    $   207     $   193     $   134
                                            ========================== =============================================================

PER SHARE DATA:
  Basic earnings                               $110.93        $ 55.27        $ 27.63     $ 31.24    $ 82.90     $ 74.32     $ 51.60
  Diluted earnings                              110.93          55.27          27.63       31.24      82.90       74.32       51.60
  Cash dividends declared                           --             --          50.50       34.11      43.08       32.73       39.64
  Book value (deficit) at period-end            (25.63)        (36.64)        (77.29)     (94.11)    (93.31)    (166.73)    (257.99)
  Shares outstanding at period-end               2,497          2,497          2,497       2,497      2,497       2,597       2,597
  Weighted average shares outstanding:
    Basic                                        2,497          2,497          2,497       2,497      2,497       2,597       2,597
    Diluted                                      2,497          2,497          2,497       2,497      2,497       2,597       2,597

BALANCE SHEET DATA (AT PERIOD-END):
  Total assets                                 $ 3,441        $ 4,262        $ 4,327     $ 4,605    $ 4,466     $ 4,711     $ 3,437
  Total loans, net of unearned income               --             --             --          --         --          --          --
  Total deposits                                    --             --             --          --         --          --          --
  Federal funds purchased and securities
    sold under agreements to repurchase             --             --             --          --         --          --          --
  Other short-term borrowings                      250          1,008             --       1,228        500         650         300
  Long-term debt                                 1,328          1,545          1,406         647        927       1,088         830
  Total shareholders' equity (deficit)(1)          (64)           (89)          (193)       (235)      (233)       (433)       (670)

PERFORMANCE RATIOS:
  Return on average total assets                 16.10%(2)       6.48%(2)       1.55%     1.72%        4.51%       4.74%       3.87%
  Return on average total assets before
    merger-related expenses                      16.10%(2)       6.48%(2)       1.55%     1.72%        4.51%       4.74%       3.87%
  Return on average shareholders' equity(3)         --             --             --          --         --          --          --
  Return on average shareholder's equity
    before merger-related expenses(3)               --             --             --          --         --          --          --
  Average equity to average assets              (53.77)        (47.89)        (20.87)     (19.38)    (13.78)      (7.39)      (4.72)
  Cash dividends declared to net income             --             --         182.75      109.20      51.97       44.04       76.82

(1) Stockholders' equity at December 31, 1996 has been reduced to reflect prior period adjustments of $8,300.
(2)  Annualized
(3) The ratio is not measurable due to the deficit position of stockholders' equity

                           COMPARATIVE HISTORICAL DATA

                                              At or for the six
                                              -----------------
                                              months ended June 30,               At or for the years ended December 31,
                                           ----------------------------  -----------------------------------------------------------
                                                   1998       1997       1997       1996       1995       1994       1993
                                                   ----       ----       ----       ----       ----       ----       ----

FCNB Corp.
  Basic earnings per common share:           $     0.61   $   0.52   $   1.12   $   0.74   $   0.89   $   0.86   $   0.88
  Diluted earnings per common share                0.61       0.52       1.12       0.74       0.89       0.86       0.88
  Dividends per common share                       0.26       0.20       0.43       0.37       0.38       0.33       0.26
  Book value per common share                     10.27       9.17       9.83       8.78       8.52       7.64       7.47

Frederick Underwriters
  Basic earnings (loss) per common share     $   445.70   $ 227.10   $ (37.13)  $  86.22   $ 265.48   $  85.53   $  64.88
  Diluted earnings (loss) per common share       445.70     227.10     (37.13)     86.22     265.48      85.53      64.88
  Dividends per common share                         --         --      50.50      34.11      43.08      29.72      35.99
  Book value (deficit) per common share          420.61     366.06     156.46     138.96      93.62    (162.33)   (369.17)

Carroll County
  Basic earnings (loss) per common share     $     7.89   $   4.61   $  22.61   $  (5.02)  $ (47.12)  $  86.54   $  41.06
  Diluted earnings (loss) per common share         7.89       4.61      22.61      (5.02)    (47.12)     86.54      41.06
  Dividends per common share                         --         --         --         --         --         --         --
  Book value (deficit) per common share         (147.16)   (173.05)   (155.05)   (177.66)   (172.64)   (125.52)   (212.06)

Phillips
  Basic earnings (loss) per common share     $  (108.72)  $(133.80)  $(124.68)  $  (0.01)  $ (23.29)  $(169.33)  $  59.58
  Diluted earnings (loss) per common share      (108.72)   (133.80)   (124.68)     (0.01)    (23.29)   (169.33)     59.58
  Dividends per common share                         --         --         --         --         --         --         --
  Book value (deficit) per common share         (804.90)   (841.20)   (696.18)   (707.40)   (707.39)   (684.11)   (514.77)


                                  THE MEETINGS

THE UNDERWRITERS COMPANIES SHAREHOLDER MEETINGS

     General. The joint meetings of shareholders of the Underwriters Companies will be held at 1201 East Patrick Street, Frederick, Maryland, on ________, ________, 1998, at ____ _.M. local time.

     The Board of Directors of each Underwriters Company has chosen the close of business on _______, 1998 as the record date (the "Underwriter Companies Record Date") for purposes of determining the shareholders entitled to notice of, and to vote at, the Underwriter Companies Shareholder Meeting. As of the Underwriters Companies Record Date there were:

                      986 shares of Frederick Underwriters
                           120 shares of Phillips and
                         1,391 shares of Carroll County

issued and outstanding and entitled to vote. Shareholders of the Underwriters Companies are entitled to one vote on all matters to be acted on at the meeting for each share held of record by them on the Underwriters Companies Record Date. The presence at the meeting, in person or by proxy, of the holders a majority of the total number of outstanding shares of Common Stock of each Underwriters Company is necessary to constitute a quorum. In the event that there are not sufficient votes for a quorum or to approve the Merger at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

     Purpose of the Underwriters Companies Meeting and Vote Required. The purpose of the Underwriters Companies Meeting is to consider and vote on the proposal to approve the Merger pursuant to which each of the Underwriters Companies will be merged with and into FCNB and each outstanding share of Underwriters Company Common Stocks will automatically, and without further action, be converted into shares of FCNB Common Stock as follows:


                                         NUMBER OF SHARES OF
          COMPANY                         FCNB COMMON STOCK
Frederick Underwriters                         372.67

Phillips                                        78.42

Carroll County                                  33.12

and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The affirmative vote of two-thirds of the outstanding shares of Common Stock of each Underwriters Company is required to approve the Merger. Mr. J.R. Ramsburg, Jr., President of each of the Underwriters Companies and a director of FCNB, has the power to vote 79.51% of the outstanding shares of Frederick Underwriters Common Stock; 100% of the outstanding Phillips Common Stock; and 81.9% of the outstanding Carroll County Common Stock (including 290 shares of Carroll County Common Stock owned by Underwriters). Mr. Ramsburg has stated that he will vote all of the shares of each company which he has the power to vote in favor of the Merger. As a result, approval of the Merger by shareholders of the Underwriters Companies at the meeting is assured.

     THE BOARD OF DIRECTORS OF EACH UNDERWRITER COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER. MR. RAMSBURG DID NOT PARTICIPATE IN THE CONSIDERATION OF THE MERGER BY THE FCNB BOARD OF DIRECTORS.

     Voting and Revocation of Proxies. If the enclosed form of proxy is properly executed and returned in time to be voted at the Underwriters Companies Meeting, the shares represented thereby will be voted as specified by the shareholder executing the proxy. In the absence of specific instructions, proxies received will be voted in favor of the proposal to approve the Merger. Management does not know of any matters that will be brought before the meeting, other than as described herein. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote such shares to which the proxies relate in accordance with their best judgment, unless such authority is withheld. A proxy may be revoked at any time prior to the exercise of the authority granted thereby by (i) delivering written notice of such revocation to J.R. Ramsburg, Jr., President of the Underwriters Companies, prior to the meeting, (ii) granting and delivering a later dated proxy with respect to such shares, or (iii) by attending the Underwriters Companies Meeting in person and voting the shares. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote personally at the meeting.

     Votes cast by proxy or in person at the Underwriters Companies Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the shareholders for a vote, proxies are marked as abstentions (or shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present for purposes of determining a quorum. Since approval of the Merger requires a two-thirds majority of the outstanding shares of each Underwriters Company, an abstention or broker non-vote will have the effect of a vote against the Merger.

     The enclosed proxy is being solicited on behalf of the respective Board of Directors of the Underwriters Companies and the Underwriters Companies will bear the cost of such solicitation. In addition to solicitation by mail, officers, directors and employees of the Underwriters Companies may solicit proxies by telecopier, telegram, in person or otherwise. Such persons will not receive any additional or special remuneration or payment for such solicitation. Additionally, officers, directors or employees of FCNB may solicit proxies by mail, telecopier, telegram, in person or otherwise. FCNB will pay all expenses of printing and distributing this Proxy Statement.

THE FCNB SHAREHOLDER MEETING

     General. The FCNB Shareholder Meeting will be held at FCNB's headquarters, 7200 FCNB Court, Frederick, Maryland, on ________, _________ ___, 1998, at ____
_.M. local time.

     The Board of Directors of FCNB (the "FCNB Board") has chosen the close of business on ___________, 1998 as the record date (the "FCNB Record Date") for purposes of determining the shareholders entitled to notice of, and to vote at, the FCNB Shareholder Meeting. As of the FCNB Record Date, _____________ shares of FCNB Common Stock were issued and outstanding. Shareholders of FCNB are entitled to one vote on all matters to be acted on at the FCNB Shareholder Meeting for each share of FCNB Common Stock held of record by them on the FCNB Record Date. The presence at the FCNB Shareholder Meeting, in person or by proxy, of a majority of the total number of outstanding shares of FCNB Common Stock is necessary to constitute a quorum.

     Purpose of the FCNB Shareholder Meeting and Vote Required. The purpose of the FCNB Shareholder Meeting is to consider and vote on the proposal to approve the Merger, pursuant to which each of the Underwriters Companies will be merged with and into First Choice and each outstanding share of Underwriters Company Common Stocks will be converted into shares of FCNB Common Stock as follows:

                                         NUMBER OF SHARES OF
          COMPANY                         FCNB COMMON STOCK
Frederick Underwriters                         372.67

Phillips                                        78.42

Carroll County                                  33.12

and to transact such other business as may properly come before the FCNB Shareholder Meeting or at any adjournment or postponement thereof.

     FCNB is not required to obtain the approval of FCNB shareholders in order to effect the Merger under Maryland law or the rules of Nasdaq. The FCNB Board has elected to condition the Merger on shareholder approval because the principal shareholder and officer of each of the Underwriters Companies is a director of FCNB, and because at the time first considered by the Board, the Merger would have resulted in the issuance of more than 5% of the outstanding FCNB Common Stock. Under Nasdaq rules, the issuance of that number of shares in a transaction involving an insider requires shareholder approval. The subsequent merger agreement involving Capital Bank reduced the percentage of shares to be issued to shareholders of the Underwriters Companies to below 5%.

     The affirmative vote of two-thirds of the votes entitled to be cast at the FCNB Shareholder Meeting is required to approve the Merger. Directors of FCNB owning or having the power to vote or direct the voting of ______________________ shares of FCNB Common Stock have indicated their intention to vote in favor of the Merger.

     THE FCNB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT HOLDERS OF FCNB COMMON STOCK VOTE FOR THE MERGER. MR. RAMSBURG DID NOT PARTICIPATE IN THE FCNB BOARD'S CONSIDERATION OF THE MERGER.

     Voting and Revocation of Proxies. If the enclosed form of proxy is properly executed and returned in time to be voted at the FCNB Shareholder Meeting, the shares represented thereby will be voted as specified by shareholders. In the absence of specific instructions, proxies received will be voted in favor of the proposal to approve the Merger. Management does not know of any matters that will be brought before the FCNB Shareholder Meeting, other than as described herein. If other matters are properly brought before the FCNB Shareholder Meeting, the persons named in the proxy intend to vote such shares to which the proxies relate in accordance with their best judgment unless such authority is withheld. A proxy may be revoked at any time prior to the exercise of the authority granted thereby by (i) delivering written notice of such revocation to Helen G. Hahn, Secretary of FCNB, prior to the FCNB Shareholder Meeting, (ii) granting and delivering a later dated proxy with respect to such shares, or
(iii) attending the FCNB Shareholder Meeting in person and voting the shares.

     Votes cast by proxy or in person at the FCNB Shareholder Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the FCNB shareholders for a vote, proxies are marked as abstentions (or FCNB shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present for purposes of determining a quorum. Since approval of the Merger requires a two-thirds majority of the votes entitled to be cast, an abstention or broker non-vote will have the effect of a vote against the Merger.

     The enclosed proxy is being solicited on behalf of the FCNB Board and FCNB shall bear the entire cost of such solicitation. In addition to solicitation by mail, officers, directors and employees of FCNB may solicit proxies by telecopier, telegram, in person or otherwise. Such persons will not receive any additional or special remuneration or payment for such solicitation.

                                   THE MERGER

     FCNB, First Choice and the Underwriters Companies entered into the Agreement on September 2, 1998. The Agreement was amended on November 2, 1998. Following shareholder approval of the Merger, and the satisfaction or waiver of certain other conditions to the Merger, each of the Underwriters Companies will be merged into FCNB. The following brief description of the Merger and the Agreement does not purport to be a comprehensive description of all facets of the Merger or the transactional or other documents prepared in connection therewith, and is qualified in its entirety by reference to the Agreement in the form of Exhibit A attached hereto and made a part hereof, to which shareholders are urged to refer, and the other documents referred to herein.

THE AGREEMENT

     The Agreement provides that each of the Underwriters Companies will be merged with and into FCNB with FCNB surviving the Merger. Upon effectiveness of the Merger, each of the outstanding shares of common stock of the Underwriters Companies will automatically be converted into shares of FCNB Common Stock. Following effectiveness of the Merger, FCNB will contribute all of the assets and liabilities of the Underwriters Companies to FCNB Bank, which in turn will contribute them to First Choice. First Choice will change its name to "Frederick Underwriters, Inc." See "The Merger -- Consideration to be Received by Shareholders of the Underwriters Companies" and "FCNB Corp -- Description of FCNB Capital Stock." Each of the shares of FCNB Common Stock outstanding prior to the effectiveness of the Merger will be unchanged, and will continue to represent shares of FCNB Common Stock.

     THE BOARDS OF DIRECTORS OF FCNB AND EACH OF THE UNDERWRITERS COMPANIES HAVE UNANIMOUSLY APPROVED THE MERGER AND RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" THE MERGER. MR. RAMSBURG DID NOT PARTICIPATE IN THE CONSIDERATION OF THE MERGER BY THE FCNB BOARD.

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS OF THE UNDERWRITERS COMPANIES

     Conversion of Underwriters Company Common Stock. Upon effectiveness of the Merger, each outstanding share of Common Stock of the Underwriters Companies except for shares of an Underwriters Company held by that Company in treasury, shares of an Underwriters Company held by another Underwriters Company and dissenting shares, will automatically, and without further action, be converted into shares of FCNB Common Stock. The number of shares of FCNB Common Stock into which each share of common stock of the Underwriters Companies will be converted is shown in the following table:


                                                                                     PERCENTAGE OF
                         NUMBER OF SHARES OF FCNB   AGGREGATE NUMBER OF SHARES OF  OUTSTANDING FCNB
 UNDERWRITERS COMPANY     COMMON STOCK PER SHARE     FCNB COMMON STOCK ISSUABLE     COMMON STOCK(1)
 --------------------     ----------------------     --------------------------     ---------------
Frederick Underwriters            372.67                      367,452                   3.64%

Phillips                          78.42                        9,410                    0.09%

Carroll County                    33.12                        36,465                   0.37%
                                                              --------                 ------

Total                                                         413,327                   4.08%


(1) As of September 30, 1998. Assumes issuance of 1,804,198 shares of FCNB Common Stock in the Capital Bank Merger. The number of shares of FCNB Common Stock to be issued in the Capital Bank Merger ranges from 1,626,068 to 1,987,357.

     No fractional shares of FCNB Common Stock will be issued in connection with the Merger. Holders of Underwriters Company Common Stock entitled to receive fractional shares of FCNB Common Stock will receive cash in lieu of such fractional shares, without interest, based upon the average of the bid and asked prices of a share of FCNB Common Stock as reported by Nasdaq on the Closing Date.

     Each share of FCNB Common Stock outstanding immediately prior to the Merger will be unchanged by the Merger, and will continue to represent one share of FCNB Common Stock. See "FCNB Corp -- Description of FCNB Capital Stock."

     It is anticipated that FCNB shareholders will not experience any immediate dilution in earnings per share as a result of the Merger, based upon FCNB's expectations of the earnings of First Choice following the Merger. These expectations include assumptions regarding cost savings, operating efficiencies and growth opportunities to be achieved as a result of the Merger. There can be no assurance that these expectations will be realized. FCNB shareholders will experience dilution of their percentage ownership interest in FCNB, and in their relative voting power.

     There can be no assurance as to the market, trading or intrinsic value of shares of FCNB Common Stock received by shareholders of the Underwriters Companies in exchange for their shares. There can be no assurance as to the level at which shares of FCNB Common Stock can be sold, or as to whether an active and liquid market in FCNB Common Stock can be maintained, following the Merger.

BACKGROUND OF THE MERGER

     During the last decade, there have been significant developments in the manner of delivery of financial services, including insurance services. As legal and regulatory barriers separating the operation of banking, securities and insurance companies have diminished or fallen, there has been a marked trend, if not a stampede, toward consolidation within each of those industries, and toward combination of businesses involved in the different industries. Each reader of this Proxy Statement has no doubt received offers of securities brokerage and insurance services from banks, bank-like accounts from securities firms, and annuity products from both. The marketplace for financial services is becoming, at an ever increasing rate, less a group of specialized shops and more a one-stop shopping financial supermarket.

     The Boards and management of the Underwriters Companies believe that it will be increasingly difficult for independent agencies such as the Underwriters Companies to effectively compete against the greater financial resources of the financial supermarkets. The Underwriters Companies, during their many years of operation, have competed on the basis of providing effective, efficient service to their customers, knowledge of their markets, and through the establishment and maintenance of personalized relationships with their many customers. Frederick Underwriters has also developed its business over the years through the acquisition of several smaller, independent agencies located in the Frederick County market. However, as customers become more able to obtain all of their financial services from one place, with greater convenience, and the multi-service providers become able to offer better pricing and options as a result of their greater resources and larger customer bases, the traditional bases of competition on which the Underwriters Companies have relied may not be enough to enable the Underwriters Companies to compete successfully in the future on an independent basis.

     Over the years, the Underwriters Companies have entertained a number of opportunities to be acquired by bank holding companies, including discussions in 1995 with FCNB. None of these earlier discussions resulted in a proposal which was acceptable to the Underwriters Companies. In early spring 1998, FCNB and the Underwriters again began discussing their possible affiliation. In early summer, FCNB presented the offer reflected by the Agreement. Over the course of the next several weeks, remaining issues were discussed and a definitive agreement was prepared. The Agreement was signed on September 2, 1998.

     The Boards of Directors of the Underwriters Companies believe that the Merger is in the best interests of the shareholders of the Underwriters Companies and their customers. FCNB, a well capitalized, community focused, progressive banking company, has taken numerous steps toward enhancing its competitiveness in the new financial services marketplace, offering more services, such as trust services, financial planning, and securities brokerage services, and greater convenience, through enhanced technology services and an expanded branch network. It can combine the traditional customer oriented, personalized service manner of competition with the financial supermarket concepts necessary to success in the future.

     In determining to accept FCNB's offer, the Underwriters Companies' Boards considered the well capitalized condition, financial strength, share price, and dividend and earnings history of FCNB, as well as the prospects for FCNB following completion of the Capital merger. They also considered that the common stocks of the Underwriters Companies are illiquid due to the closely held nature of the companies, and the fact that the shares of FCNB Common Stock to be received in the Merger will be fully registered and eligible for trading on the Nasdaq National Market, and FCNB's history of regular quarterly dividend payments. Also considered was the fact that FCNB would allow the historic business of the Underwriters Companies to continue to operate under the same day to day management and employees as previously (except for J.R. Ramsburg, Jr.'s retirement from day to day activities), and the fact that FCNB's greater capitalization, financial strength and credit rating, as well as its larger customer base, would provide an opportunity for the Underwriters Companies to expand the scope and size of the business they conduct.

RECOMMENDATION OF THE BOARDS OF DIRECTORS OF THE UNDERWRITERS COMPANIES

     The Board of Directors of each of the Underwriters Companies believes that the Merger is fair to, and in the best interest of, their respective company and its shareholders. ACCORDINGLY, EACH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER. See "-- Opinion of Financial Advisor."

RECOMMENDATION OF THE FCNB BOARD; REASONS FOR THE MERGER

     The Board of Directors of FCNB, believes that the proposed Merger of the Underwriters Companies with and into FCNB is in the best interests of FCNB and its shareholders. The acquisition of the insurance agency businesses of the Underwriters Companies will enable FCNB to expand the range of products it offers to its customers, and to increase the amount of its non-interest income and the percentage of total income coming from non-interest, non-banking, sources. FCNB believes that the expanded business and cross-selling opportunities presented, including the potential to expand the geographic base of the Underwriters Companies' business, will enable FCNB to better meet the competitive challenges arising out of the changing financial services industry, and as such is in the best interests of FCNB and its shareholders. There can be no assurance, however, that FCNB will be able to successfully operate or expand the Underwriters Companies' business, or that FCNB's non-interest income or total income will increase as a result of the Merger.

     In considering the expansion of its insurance business, internally and by acquisition of the Underwriters Companies, the Board of Directors reviewed information prepared by FCNB's personnel, who were assisted by independent advisors having expertise in the valuation and acquisition of insurance agency and brokerage businesses.

     ACCORDINGLY,   THE  FCNB  BOARD  (MR.  RAMSBURG  NOT   PARTICIPATING)   HAS
UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FCNB COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER.

CONDITIONS TO THE MERGER

     The obligation of each of the Underwriters Companies to consummate the Merger is subject to various conditions, including the following: (i) the continued accuracy of the representations and warranties of FCNB and First Choice; (ii) the performance, in all material respects, of all of the covenants and agreements of FCNB and First Choice under the Agreement; (iii) the approval of the Merger by the shareholders of each of the Underwriters Companies and FCNB; (iv) the effectiveness of the Registration Statement (of which this Proxy Statement forms a part) on Form S-4 relating to the FCNB Common Stock to be issued to shareholders of the Underwriters Companies in the Merger; (v) the approval for quotation on Nasdaq, upon notice of issuance, of the shares of FCNB Common

Stock to be issued to Underwriters Company shareholders in connection with the Merger; and (vi) the absence of any order, decree, or injunction (or proceeding seeking any of the foregoing) enjoining or prohibiting consummation of the Merger and the transactions contemplated by the Agreement.

     The obligation of FCNB and First Choice to consummate the Merger is subject to various conditions, including the following: (i) the continued accuracy of the representations and warranties of the Underwriters Companies; (ii) the performance, in all material respects, of the obligations of the Underwriters Companies under the Agreement; (iii) the receipt of all requisite regulatory approvals, which approvals shall not contain conditions other than those as are generally imposed, and which are not, in the opinion of FCNB and First Choice, unduly burdensome; (iv) the approval of the Merger by the shareholders of each of the Underwriters Companies and FCNB; (v) the receipt of an opinion of FCNB's independent accountants, or FCNB's otherwise satisfying itself, that the Merger can be accounted for as a pooling of interests; (vi) the absence of any material adverse change in the business, operations, assets, financial condition, prospects or results of operations of the Underwriters Companies; (vii) the absence of any injunction, proceeding, statute or regulation preventing consummation of the Merger or making it unlawful, or in the reasonable judgment of FCNB, inadvisable, to consummate the Merger; (viii) the absence of litigation which, if successful, would in the reasonable judgement of FCNB, have a material adverse effect on the financial condition, operations, business or prospects of the Underwriters Companies; (ix) the execution of employment, consulting and/or noncompetition agreements by J.R. Ramsburg, Jr. and J.R. Ramsburg, III; and (x) the receipt of a satisfactory "comfort letter" from the Underwriters Companies' outside accountants, and an opinion of counsel to the Underwriters Companies.

     For purposes of subsection (vi) above, the determination there has been no material adverse change includes FCNB and First Choice determining, in their discretion based upon the results of their due diligence examinations, that as of the Closing Date (a) the Underwriters Companies have an aggregate sustainable net revenue base of $5.4 million (determined prior to payment of performance bonuses to J.R. Ramsburg, III); (b) the working capital deficit of the Underwriters Companies does not exceed $350,000; and (c) the Underwriters Companies have a sustainable annual pretax income of $1.1 million (determined after payment of performance based incentive compensation to J.R. Ramsburg,
III). In determining the sustainable pretax income of the Underwriters Companies, FCNB will take into account, among other things, cost savings and operating efficiencies expected to be achieved as a result of the restructuring of the financing arrangements utilized by the Underwriters Companies, and the termination of certain salary and other payments to employees and shareholders of the Underwriters Companies.

     Additionally, Mr. J.R. Ramsburg, Jr. must enter into the Receivables Agreement discussed below under "Certain Related Agreements and Interests of Certain Persons." See "The Merger -- Termination," "-- Certain Related Agreements and Interests of Certain Persons" and "-- Accounting Treatment."

     Pending effectiveness of the Merger, the Underwriters Companies are required to conduct their business in the ordinary course, and in substantially the same manner as they have conducted business to date. Additionally, the Underwriters Companies have agreed not to take certain actions, including, but not limited to paying any dividends, redeeming, repurchasing or issuing any shares of common stock; incurring any obligations or liabilities except in the ordinary course of business; granting any salary increases, effecting any merger, sale of assets or other transaction not in the ordinary course of business; or soliciting or authorizing any inquiries or proposals with respect to any extraordinary transactions other than the Merger.

     The Agreement provides that as promptly as practicable after the date of the Agreement and the Underwriters Companies furnishing any information regarding the Underwriters Companies required to be included, FCNB will file the Registration Statement with the Commission and applications or notices with the Board of Governors of the Federal Reserve (the "Federal Reserve"), the Maryland Commissioner of Financial Regulation, the Maryland Insurance Administration and any other appropriate state or federal regulatory agency for approval of the Merger. As of the date hereof, all notices and applications have been filed, but no approvals have been received to date.

TERMINATION

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the effectiveness of the Merger, whether or not such termination occurs before or after approval of the Merger by the shareholders of the Underwriters Companies and FCNB, and without further action by shareholders of the Underwriters Companies and FCNB, in the following circumstances: (i) by mutual consent of all parties to the Agreement; (ii) unilaterally by either FCNB or any Underwriters Company at any time after June 30, 1999; (iii) unilaterally, by either any Underwriters Company or FCNB in the event of a material breach by the other of any representation, warranty or agreement contained in the Agreement;
(iv) unilaterally, by either any Underwriters Company or FCNB in the event of a material adverse change in the financial condition results of operations, business or prospects of the other; or (v) by FCNB, in the event that the Merger is not approved at the FCNB Shareholder Meeting. If the Agreement is terminated under any of the foregoing circumstances, no party shall have any liability or obligation to the other relating to the Agreement, other than with respect to confidentiality of documents and expenses, and except in the event of a wilful breach of a material provision.

AMENDMENT AND WAIVER

     Any of the terms and conditions of the Agreement may be amended or modified by the Underwriters Companies and FCNB in writing, at any time before or after approval by shareholders, except that no amendment or modification after approval by the shareholders of the Underwriters Companies may reduce the value or change the form of consideration to be received by shareholders of the Underwriters Companies. Any term or condition of the Agreement may be waived at any time, in writing, by the party which, or the shareholders of which, is entitled to the benefit of such waived term or condition. See "The Merger -- Conditions to the Merger."

EFFECTIVENESS OF THE MERGER

     The Closing Date of the Merger shall take place within 15 days of the receipt of all required approvals and authorizations of government and regulatory authorities and the expiration of all applicable waiting periods, and the satisfaction or waiver of all conditions to the Merger. The Merger shall become effective upon the later of the filing of Articles of Merger with the Maryland Department of Assessments and Taxation or the date indicated in such Articles of Merger. It is expected that the Merger will become effective within one business day of the Closing.

SURRENDER OF CERTIFICATES

     Upon effectiveness of the Merger, certificates which formerly represented shares of Underwriters Companies Common Stock will represent the number of shares of FCNB Common Stock into which shares shall have been converted, except that until exchanged for FCNB Common Stock certificates, the holders of Underwriters Company Common Stock certificates will not be entitled to receive dividends or other distributions or payments on FCNB Common Stock.

     Promptly following effectiveness of the Merger, FCNB or American Stock Transfer & Trust Company, FCNB's transfer agent (the "Exchange Agent"), will mail to each Underwriters Company shareholder information regarding the exchange of his or her shares of Underwriter Company Common Stock, including procedures to be followed in the event that a shareholder has lost his or her certificates. UNDERWRITERS COMPANY SHAREHOLDERS SHOULD NOT DELIVER CERTIFICATES REPRESENTING UNDERWRITERS COMPANY COMMON STOCK UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS, AND SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED FORM OF PROXY. Upon surrender of certificates representing shares of Underwriters Company Common Stock, the Exchange Agent will issue to such shareholder one or more certificates representing the number of whole shares of FCNB Common Stock into which such shareholder's shares shall have been converted, together with a check representing payment, without interest, of cash in lieu of any fractional share of FCNB Common Stock to which such shareholder may be entitled, and, if appropriate, a check representing payment, without interest, of any dividend or other cash payment or distribution on such shareholder's shares of FCNB Common Stock which may have been withheld as a result of such shareholder's failure to earlier surrender his or her Underwriters Company share certificates for redemption.

     If any Underwriters Company shareholder shall not have surrendered his or her certificates for exchange within two years of the effectiveness of the Merger, the shares to which such shareholder would be entitled may, at the option of FCNB, be sold and the proceeds of such sale, together with any cash in lieu of fractional shares and previously accrued dividends, held in a non-interest bearing account for such shareholder's benefit. Such shareholder's only right shall be to collect, without interest, and subject to applicable laws of escheat, such net proceeds, cash and accumulated dividends, upon surrender of his or her Underwriters Company share certificates.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     FCNB and the Underwriters Companies have received an opinion from Kevin P. Kennedy, Esquire, special tax counsel to FCNB in respect of the Merger, as to certain federal income tax consequences of the Merger. The opinion provides that the Merger of the Underwriters Companies with and into FCNB pursuant to the Agreement, and the subsequent transfer of the assets and liabilities of the Underwriters Companies to the Bank, and in turn, First Choice, will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The following is a description of the expected federal income tax consequences of the Merger to FCNB, the Underwriters Companies and the shareholders of the Underwriters Companies.

     No gain or loss will be recognized by the Underwriters Companies upon consummation of the Merger.

     No gain or loss will be recognized by FCNB upon the receipt of the Underwriters Companies' assets in exchange for FCNB Common Stock, cash and the assumption of the Underwriters Companies' liabilities. The federal income tax basis of the assets of the Underwriters Companies' in the hands of FCNB will be the same as the tax basis of such assets in the hands of the Underwriters Companies' immediately prior to the effective time of the Merger. The holding period of the assets of the Underwriters Companies transferred to FCNB will include the period during which such assets were held by the Underwriters Companies prior to the effective time of the Merger.

     No gain or loss will be recognized by the shareholders of the Underwriters Companies on the receipt of shares of FCNB Common Stock pursuant to the Merger. The federal income tax basis of the shares of FCNB Common Stock received by a shareholder of the Underwriters Companies will be the same as the basis of the Underwriters Company shares surrendered in exchange therefor. The holding period of the FCNB Common Stock received by a shareholder of the Underwriters Companies will be the same as the holding period of the Underwriters Company shares surrendered in exchange therefor provided the stock was held by the shareholder as a capital asset.

     Cash received by shareholders of the Underwriters Companies in lieu of fractional shares of FCNB Common Stock will be treated as received by such shareholders as distributions in redemption of such shares. Such shareholders should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the Underwriters Companies shares allocable to such fractional share interests.

     Shareholders of the Underwriters Companies who receive solely cash for their shares will be treated as having received such cash in redemption of such shares subject to the limitations and conditions of Section 302 of the Internal Revenue Code of 1986.

     The opinion of Mr. Kennedy is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding.

     As a result of the complexity of the tax laws and the impact of each shareholder's particular circumstances upon the tax consequences of the Merger, the information set forth above regarding the federal income tax consequences of the Merger is not intended to be individualized tax or legal advice to the shareholders of the Underwriters Companies. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX OR FINANCIAL COUNSEL AS TO THE SPECIFIC FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE MERGER, IF ANY, TO SUCH SHAREHOLDER.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. The obligations of FCNB and First Choice to consummate the Merger is conditioned upon the receipt by FCNB of an opinion of its independent accountants or FCNB otherwise satisfying itself that the Merger can be accounted for as a pooling of interests, under generally accepted accounting principles, if consummated in accordance with the Agreement. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of the First
Choice and the Underwriters Companies will be combined at the Closing and carried forward at their previously recorded amounts. Income and other financial statements of FCNB issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of First Choice and the Underwriters Companies as if the Merger had taken place prior to the periods covered by such financial statements.

     In order for the Merger to qualify for pooling of interests accounting treatment, substantially all of the outstanding common stock of the Underwriters Companies must be exchanged for FCNB Common Stock. In the event that any of the conditions to the pooling of interests method of accounting treatment are not satisfied, the Merger would not qualify for the pooling of interests method of accounting, and a condition to the consummation of the Merger would not be fulfilled. See "The Merger -- Conditions to the Merger."

     Under generally accepted accounting principles, the pooling of interests method records neither the acquiring of assets nor the obtaining of capital. Therefore, all costs incurred to effect a combination accounted for as a pooling of interests are expenses of the combined enterprise rather than additions to assets or reductions to shareholders' equity. Accordingly, the costs incurred in connection with the Merger will be charged to expense and deducted in determining the results of operations of the combined entity.

     Expenses of a pooling of interests typically include, but are not limited to, registration fees and expenses, proxy solicitation costs, legal and accounting fees, salaries and other expenses related to services of employees, and costs of combining operations of the previously separate companies. In connection with the Merger, additional accounting adjustments and accruals will be required to recognize certain specific one-time costs associated with the Merger. These adjustments and accruals will cause significant reductions to the combined entity's results of operations for the initial period following consummation of the Merger.

     Management and Operations of FCNB and First Choice Following the Merger. Following effectiveness of the Merger, the officers and directors of FCNB as of the effectiveness of the Merger will continue to serve as the officers and directors of FCNB. J.R. "Ray" Ramsburg, III, currently Vice President of Frederick Underwriters, and each of the Underwriters Companies, will serve as President of First Choice following the Merger. It is anticipated that most of the employees of the Underwriters Companies will continue as employees of First Choice.

     Employment, Consulting and Non-Competition Agreements. As a condition to the obligation of FCNB and First Choice to consummate the Merger, J.R. "Ray" Ramsburg, III, will enter into an employment agreement with First Choice, pursuant to which he will serve as President of First Choice. Mr. Ramsburg's agreement will provide for a three year initial term, during which he will receive a base salary of $156,000, subject to annual cost of living adjustment beginning in 2000. Mr. Ramsburg will also be entitled to receive performance based compensation based upon First Choice's pretax income as follows: 25% of pretax income between $800,000 and $1.2 million plus 10% of pretax income in excess of $1.2 million, in the first year of the agreement, with the pretax income targets increasing by 10% in each calendar year. Mr. Ramsburg will be entitled to benefits, including stock options, on the same basis as other officers of FCNB, certain paid club memberships and a vehicle. The Agreement will contain provisions prohibiting Mr. Ramsburg from engaging in activity in competition with First Choice during the term of the contract and for a period of up to 18 months following termination of the agreement.

     Additionally, as a condition to the obligations of FCNB and First Choice to consummate the Merger, J.R. Ramsburg, Jr., a director of FCNB and the father of Mr. J.R. "Ray" Ramsburg, III, has entered into an independent contractor agreement with First Choice pursuant to which he will provide consulting services to First Choice. Mr. Ramsburg's agreement will provide for a three year term during which he will receive compensation of $52,000 per year. First Choice will also assume the obligation of Frederick Underwriters to provide Mr. Ramsburg with an automobile and health insurance until the age of sixty five.

     Mr. J.R. Ramsburg, Jr. has also entered into a non-competition agreement with First Choice and FCNB. The Non-Compete provides that for a three year period after the effectiveness of the Merger (subject to reduction to one year in the event of a change in control of FCNB) (the "Covenant Period"), subject to limited exceptions Mr. Ramsburg shall not, directly or indirectly, engage or participate in the ownership, management, operation, control or financing of, or otherwise be connected with or have any interest in, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, stockholder or otherwise, of any entity competitive with First Choice which operates in the designated area in which First Choice will operate (the "Designated Area"), including but not limited to any entity engaged in, or which controls any entity engaged in, insurance brokerage, consulting, advisory procurement or similar services. The Non-Compete also contains provisions regarding the use and disclosure of confidential or other non-public information of FCNB and the Underwriters Companies, the solicitation of customers of the Underwriters Companies and the solicitation and hiring of employees of the Underwriters Companies during the Covenant Period.

     Receivables Agreement. As a condition to the obligation of FCNB and First Choice to complete the Merger, First Choice, Frederick Underwriters and J.R. Ramsburg, Jr. must enter into an agreement setting forth the terms and conditions of the advance represented by the note payable by Frederick Underwriters to J.R. Ramsburg, Jr. Such agreement must provide, inter alia, (i) that in the event that any of the accounts receivable of Frederick Underwriters reflected on the receivables report as of the month end prior to the Closing Date have not been collected by the date which is 120 days after the Closing, then the note payable to J.R. Ramsburg, Jr, shall be reduced, on a dollar for dollar basis, by the amount of the uncollected receivables to the extent the principal amount of the uncollected receivables exceed $25,000, which receivables shall be assigned, set over and transferred to J.R. Ramsburg, Jr., without recourse to FCNB, FCNB Bank, First Choice or Frederick Underwriters, in full satisfaction of that portion of the note payable equal to the original principal amount of the receivables so assigned; and (ii) that following the Effective Time, interest shall accrue on said note payable at an annual rate of six percent. At September 30, 1998, the principal amount of the note was approximately $1.15 million.

RESTRICTIONS ON RESALE OF FCNB COMMON STOCK BY CONTROLLING PERSONS

     The FCNB Common Stock issued in connection with the Merger will be freely transferable under the Securities Act of 1933 as amended (the "Securities Act"), except for shares issued to any Underwriters Company shareholders who may be deemed to be affiliates of the Underwriters Companies under Rule 145 promulgated pursuant to the Securities Act. This proxy statement is not to be used by affiliates of the Underwriters Companies or other persons who may deemed to be underwriters under Rule 145(c) for resale of shares received in connection with the Merger.

DISSENTERS' RIGHTS

     Any shareholder of an Underwriters Company who does not vote in favor of the Merger and the transactions contemplated by the Agreement and who has given prior written notice to the Underwriters Company of such shareholder's objection to the proposed transaction and who otherwise complies with the procedures set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law (the "MGCL"), shall be entitled to receive payment in cash of the fair value of such shareholder's shares of Underwriters Company Common Stock. A copy of Title 3, Subtitle 2 of the MGCL is attached hereto as Exhibit B.

     Shareholders of FCNB are not entitled to demand the payment in cash of the fair value of their shares of FCNB Common Stock.

     An Underwriters Company shareholder wishing to demand payment of the fair value of any part of all of his or her shares of Underwriters Company Common Stock must submit a written notice to the Secretary of Underwriters Company at or prior to the Meeting, stating that such shareholder objects to the proposed Merger. The shareholder must then not vote those shares in favor of the Merger. Merely voting against the Merger or not voting in favor of the Merger will not constitute notice of objection or dissent and will not entitle a shareholder to payment in cash of the value of his or her shares. Promptly following the effectiveness of the Merger, FCNB, as the successor to the Underwriters Companies, will notify in writing each shareholder of the Underwriters Companies who filed a notice of objection to the Merger, of the date on which the Articles of Merger were accepted for record. Within twenty (20) days of the date on which the Articles of Merger were accepted for record, an objecting shareholder must make a written demand for payment of the fair value of his or her stock, stating the number and class of shares for which payment is demanded. The notice of objection and the written demand for payment should be sent to the Underwriters Companies at 1201 East Patrick Street, Frederick, Maryland 21701, Attention:
J.R. Ramsburg, Jr.

     FCNB's notice of the date on which the Articles of Merger were accepted may contain an offer of payment and certain financial disclosures. If an objecting shareholder who has followed all of the procedural steps required to demand payment of fair value has not received payment for his or her shares, he or she may, or FCNB may, within fifty (50) days of the acceptance of the Articles of Merger, petition the court of equity in Frederick County for appraisal of the fair value of his or her shares of Underwriters Company Common Stock as of the date of the Underwriters Companies Meeting, without including any appreciation or depreciation resulting directly or indirectly from the Merger or its proposal. Any shareholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner will be bound by the shareholder vote and will not be entitled to receive payment in cash as a holder of dissenting shares. A shareholder who demands payment for his or her stock as a dissenting shareholder has no right to receive any dividends or other distributions on such shares (or the shares of FCNB Common Stock into which such dissenting shares would be converted), after close of business on the date of the Underwriters Companies Meeting at which the Merger is approved, and has no other rights, including voting rights, with respect to such shares, except the payment of fair value. The rights of a shareholder who demands payment will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that the shareholder is not entitled to relief, or the Merger is abandoned or rescinded.

     If the court finds that the objecting shareholder is entitled to an appraisal of his or her stock, the court shall appoint three disinterested appraisers to determine the fair value of the stock. Within sixty (60) days after appointment (or such longer period as the court may direct), the appraisers shall file with the court and mail to each dissenting shareholder their report stating their conclusion as to the fair value of the stock. Within fifteen (15) days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the shareholders' vote at the Meeting, unless the court finds that the shareholder's refusal to accept a written offer to purchase the shares was arbitrary, vexatious and not in good faith.

     The expenses of the appraisal proceedings, not including fees and expenses of counsel, and not including fees or expenses of experts if FCNB made an offer for the dissenting shareholders stock if such offer materially exceeds the amount offered, will be the responsibility of FCNB, except that all or any part of such expenses may be assessed against any or all of the dissenting shareholders to whom an offer to pay for such shareholder's shares has been made, if the court finds the failure to accept such offer was arbitrary, vexatious or not in good faith.

                                    FCNB CORP

     Financial and other information relating to FCNB is set forth in FCNB's Annual Report to Shareholders for the year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, incorporated by reference herein. Additional financial and other information relating to FCNB, including information relating to FCNB's directors and executive officers, is included in FCNB's Annual Report on Form 10-K, and FCNB's Proxy Statement relating to its Annual Meeting of Shareholders held on April 21, 1998, copies of which may be obtained without cost from FCNB. Financial and other information relating to Capital Bank is set forth in Capital Bank's Annual Report on Form 10-KSB for the year ended December 31, 1997, and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 each of which is incorporated by reference in FCNB's Registration Statement on Form S-4 relating to the Capital Bank Merger and is included in the prospectus relating to FCNB's Special Meeting of Shareholders to be held on November 4, 1998. See "Additional Information About FCNB Corp."

HISTORY AND BUSINESS

     FCNB was organized in 1986 to serve as the holding company for the Bank, its principal operating subsidiary. The Bank, which was originally chartered in 1818, was converted from a national bank charter to a Maryland commercial bank in 1993, and is engaged in a general commercial and consumer banking business, serving individuals and businesses in Frederick, Anne Arundel, Baltimore, Carroll, Howard, Montgomery and Prince George's counties in Maryland. The Bank is the sixth largest commercial banking institution headquartered in Maryland. At September 30, 1998, FCNB had assets of approximately $1.07 billion, total deposits of approximately $719.34 million, and total shareholders' equity of approximately $82.97 million. The principal executive office of FCNB is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     Over the past five years, FCNB has achieved significant growth in assets. From 1993 to 1997, FCNB's assets grew at an 11.1% compound annual growth rate, and increased by $151.04 million, or 16.07% in the first nine months of 1998. FCNB has achieved its growth both internally and through acquisition. FCNB has completed three whole bank acquisitions since 1995, consummating the acquisition of Elkridge Bank (March 1995), Laurel Federal Savings Bank (January 1996) and Odenton Federal Savings and Loan Association (April 1996), as well as a number of branch transactions, including most recently the acquisition of seven branches, holding approximately $44.8 million in deposits as of June 26, 1998, from two subsidiaries of First Virginia Banks, Inc.

     On June 23, 1998 FCNB entered into an Agreement and Plan of Reorganization and Merger pursuant to which it will acquire Capital Bank through the merger of Capital Bank with and into the FCNB Bank. Capital Bank, the main office of which is in Rockville, Maryland, has three branches, two located in the District of Columbia and one in Tysons Corner, Virginia. FCNB will issue between 1,626,068 and 1,987,357 shares of Common Stock in connection with the transaction. At September 30, 1998, Capital had total assets of approximately $172.07 million, deposits of $151.04 million, and total shareholders's equity of $12.28 million. For the nine months ended September 30, 1998, and the year ended December 31, 1997, Capital had net income of $1.2 million and $1.2 million, respectively. It is anticipated that the merger will be accounted for as a pooling of interests. It is anticipated that the Capital Bank transaction will be completed in late November 1998.

     FCNB has also had a history of earnings growth. Net income (before extraordinary charges and merger related expenses) grew at a compound annual growth rate of 7.2% from 1993 to 1997. For the five year period from 1993 to 1997, FCNB's average annual return on average assets (before merger-related expenses) was 1.15%. The annualized return on average equity and the annualized return on average assets for the nine months ended September 30, 1998 were 12.16% and 1.02%, respectively.

     On July 20, 1998 FCNB raised $40.25 million in capital (before expenses and commissions) through the public issuance of 1,610,000 8.25% Trust Preferred Securities by its subsidiary FCNB Capital Trust, a Delaware business trust organized for the purpose of issuing the Preferred Securities. In connection with the issuance of the

Preferred Securities, FCNB issued $40.25 million of its 8.25% subordinated debentures, due July 31, 2028, to FCNB Capital Trust.

     FCNB routinely explores opportunities for additional growth and expansion of its core banking business and related activities, including the acquisition of companies engaged in banking or other related activities, and internally generated growth. There can be no assurance, however, that FCNB will be able to grow, or if it does, that any such growth or expansion will result in an increase in FCNB's earnings, dividends, book value or market value of its securities.

DESCRIPTION OF FCNB CAPITAL STOCK

     FCNB is authorized to issue an aggregate of twenty-one million (21,000,000) shares of capital stock, of which twenty million (20,000,000) is common stock, par value $1.00 per share, and one million (1,000,000) is undesignated preferred stock. As of the FCNB Record Date there were _________________ shares of FCNB Common Stock outstanding, held of record by approximately _____________
shareholders, and options to purchase ____________ shares of FCNB Common Stock were issued and outstanding. No shares of preferred stock were outstanding as of that date.

     FCNB Common Stock. Each share of FCNB Common Stock is entitled to one noncumulative vote on all matters to be submitted to a vote of shareholders. The holders of FCNB Common Stock are not entitled to any preemptive or preferential right to acquire any shares of any class of capital stock or other securities of FCNB, except as the FCNB Board may expressly provide in connection with any offering of capital stock or other securities. Holders of FCNB Common Stock are entitled to receive dividends as and when declared by the FCNB Board.

     FCNB maintains a Dividend Reinvestment and Stock Purchase Plan (the "DRI Plan") providing for the purchase of additional shares of FCNB Common Stock by reinvestment of cash dividends paid on outstanding shares of FCNB Common Stock and/or by optional direct cash payments by shareholders. Shares purchased under the Plan with reinvested cash dividends and optional cash payments can be acquired at 97% of current market prices. No commissions or other fees are charged. Optional cash payments pursuant to the DRI Plan are limited to $2,500 for any shareholder in each calendar quarter. The DRI Plan allows FCNB, at its election, to use shares purchased in the open market, or authorized but unissued shares, to satisfy demand under the plan.

     Upon liquidation, dissolution or winding up of FCNB, the holders of FCNB Common Stock would be entitled to ratably receive all of the assets of FCNB available for distribution after payment of all debts and liabilities of FCNB, subject to the rights, if any, of the holders of any class of preferred stock which may be issued with a priority in liquidation or dissolution over the holders of FCNB Common Stock.

     Preferred Stock. The FCNB Board may, from time to time, by action of a majority of the Board of Directors, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. As of the date hereof, no shares of preferred stock are outstanding.

MARKET FOR FCNB COMMON STOCK AND DIVIDENDS

     Market for Common Stock. FCNB Common Stock is listed for quotation on Nasdaq under the symbol "FCNB." Eight brokerage firms, Ferris, Baker, Watts & Co., Legg Mason Wood Walker, Inc., Ryan, Beck & Co., Wheat First Securities, Inc. Sandler O'Neill & Partners, L.P., Janney Montgomery Scott, Inc., F.J. Morrisey & Co., Inc., and Herzog, Heine, Geduld, Inc., currently offer to make a market in FCNB Common Stock on a regular basis.

     Dividends. Holders of FCNB Common Stock are entitled to receive dividends as and when declared by the FCNB Board. Historically, FCNB has paid quarterly cash dividends on or about January 31, April 30, July 31, and October 31 of each year. Funds for the payment of dividends will, for the foreseeable future, be obtained from dividends paid to FCNB by the Bank, which dividends are subject to statutory limitations.

     In addition, FCNB and its banking subsidiary are subject to capital ratio requirements imposed by the Federal Reserve. The effect of the payment of dividends on FCNB's or its subsidiary's capital ratios may be a factor in the determination of the FCNB Board, or the ability of FCNB, to pay dividends. To the extent that such ratios are inadequate for regulatory purposes or would be if dividends were paid by its banking subsidiaries to FCNB, or by FCNB to its shareholders, FCNB's banking subsidiaries or FCNB, as applicable, would be precluded from paying dividends. Although the management of FCNB believes that sufficient funds for the payment of dividends will be available, there can be no assurance that funds for the payment of dividends will continue to be available in sufficient amounts to pay dividends in accordance with FCNB's past practice, or even if available, that the FCNB Board will elect to expend resources in the payment of dividends, as opposed to retaining earnings to fund growth or expansion, or for other corporate purposes.

     Set forth below are the high and low prices for FCNB Common Stock for each quarter since January 1, 1996, as well as the amount of cash dividends declared in each quarter.


      Quarter Ended           High(1)          Low(1)         Dividends Declared(1)
      -------------           -------          ------         ---------------------

March 31, 1998                $24.38           $20.81                $0.128

June 30, 1998                 $24.94           $23.44                $0.135

September 30, 1998            $26.81           $23.88                $0.143



March 31, 1997                $15.34           $13.64                $0.102

June 30, 1997                 $15.00           $13.64                $0.102

September 30, 1997            $23.87           $13.98                $0.109

December 31, 1997             $23.69           $20.80                $0.116



March 31, 1996                $15.00           $12.11                $0.082

June 30, 1996                 $13.30           $11.76                $0.095

September 30, 1996            $13.64           $11.59                $0.095

December 31, 1996             $14.15           $13.13                $0.095


(1) Information for periods prior to September 30, 1998 are adjusted to reflect the Stock Split.

           COMPARISON OF SHAREHOLDER RIGHTS AND CERTAIN PROVISIONS OF
                      THE ARTICLES OF INCORPORATION OF FCNB

     Following effectiveness of the Merger of the Underwriters Companies with and into First Choice, the former holders of Underwriter Company Common Stock will become holders of FCNB Common Stock, and the rights of such holders will be determined by reference to the Maryland General Corporation Law (the "MGCL") as it applies to large, public companies, the Restated Articles of Incorporation ("Articles") and Bylaws of FCNB, rather than the Articles of Incorporation ("Articles"), and Bylaws of the respective Underwriters Companies.

     Authorized Shares. The Articles of FCNB authorize the FCNB Board to issue, without further authorization by shareholders, up to twenty million (20,000,000) shares of FCNB Common Stock, and one million (1,000,000) shares of preferred stock having such rights as the Board in its discretion may determine. See "Description of FCNB Capital Stock." The Articles of Frederick Underwriters authorize the issuance of 2,000 shares of Frederick Underwriters Common Stock. The Articles of Phillips authorize the issuance of 400 shares of Phillips Common Stock, and the Articles of Carroll County authorize the issuance of 10,000 shares of Carroll County Common Stock. None of the Underwriters Companies has an authorized class of preferred stock. The existence of a class of authorized, undesignated preferred stock could have the effect of discouraging or rendering more difficult an attempted takeover of FCNB, or, alternatively, of facilitating a negotiated acquisition. The availability of additional shares of capital stock for issuance could have the effect of diluting the ownership interest of holders of FCNB Common Stock.

     Voting Rights. The holders of FCNB Common Stock are entitled to one vote per share on all matters submitted for a vote of shareholders, and are not permitted to cumulate votes in the election of directors. The undesignated preferred shares authorized by FCNB's Articles could be issued with such voting rights as the FCNB Board of Directors determines at the time of issuance. The holders of Underwriters Company Common Stock are entitled to one vote per share on all matters submitted for the vote of shareholders, and are not permitted to cumulate votes in the election of directors.

     Directors. The Articles and the Bylaws of FCNB call for a Board of Directors of between three and fifteen directors, with the exact number to be determined by the resolution of the Board of Directors. Currently, as a result there are fourteen directors which are divided into one class of four directors, and two classes of five directors. At each annual meeting, one class is elected for a three year term and until their successors shall have been duly elected and qualified. The Articles and Bylaws of Frederick Underwriters call for a Board of Directors of between three and six directors, with the exact number to be determined by resolution of the Board of Directors. The full board is elected annually for a one year term. The Articles and Bylaws of Phillips call for a Board of Directors of three directors. The full board is elected annually for a one year term. The Articles and Bylaws of Carroll County call for a Board of Directors of between three and seven directors. The full board is elected annually for a one year term. In determining the rights of any class or series of preferred stock which may in the future be issued, the Board of Directors of FCNB may provide that any such class or series is entitled to elect one or more directors separately from the holders of other classes of capital stock.

     The Articles of FCNB provide that directors may be removed at any time, but only for cause and upon the vote of the holders of eighty percent (80%) or more of the total number of votes entitled to be cast generally in the election of directors. The provision regarding the removal of directors may be amended only upon the vote of holders of eighty percent (80%) of all votes entitled to be cast in the election of directors. The Bylaws of each of the Underwriters Companies provide that any director may be removed without cause, upon the vote of a majority of the shares outstanding.

     Special Meetings. Special meetings of the shareholders of FCNB may be called by the Chairman of the Board, President or a majority of the Board of Directors, or by the request of the holders of at least twenty five percent (25%) of the votes entitled to be cast at the meeting. FCNB's Bylaws provide that if any matter to be acted upon at the meeting is substantially the same as a matter voted upon at any special meeting of shareholders held during the preceding twelve months, the holders of at least fifty percent (50%) of the votes entitled to be cast at the meeting must request the meeting with respect to such matter. Additionally, shareholders of FCNB requesting a special meeting must pay the reasonably estimated costs of preparing and mailing a notice of such meeting prior to issuance of a notice for the meeting. Special meetings of the shareholders of each of the Underwriters Companies may be called for any legitimate purpose by the Board of Directors, the President or Vice President, or upon the request of shareholders owning in the aggregate at least a majority of the outstanding shares of such company's common stock. The conduct of business at special meetings of both FCNB and the Underwriters Companies is limited to the matters set forth in the notice.

     Amendment of Articles. Except where applicable law or the Articles of FCNB provide otherwise, the Articles of FCNB may be amended by the affirmative vote of two-thirds of the votes entitled to be cast thereon. The provision of the FCNB Articles relating to removal of directors may be amended only upon the vote of the holders of eighty percent (80%) of the votes entitled to be cast in the election of directors, voting as a single class. Except to the extent a greater vote is required by law, the Articles of each Underwriters Company may be amended by a vote of a majority of the outstanding common stock of such company.

     Consideration of Business Combinations. The Articles of FCNB provide that where the Board of Directors evaluates any actual or proposed transaction which would or may involve a change in control of FCNB, the Board of Directors shall, in connection with the exercise of its business judgement in determining what is in the best interests of FCNB and its shareholders and in making any recommendation to its shareholders, give due consideration to all relevant factors, including, but not limited to the economic effect, both immediate and long term, upon FCNB's shareholders, if any, not to participate in the transaction; the social and economic effect on the employees, depositors and customers of, and others dealing with, FCNB and its subsidiaries and on the communities in which FCNB and its subsidiaries operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of FCNB; whether a more favorable price could be obtained for the FCNB Common Stock or other securities in the future; the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of FCNB and its subsidiaries; the future value of the stock or other securities of FCNB; and any antitrust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any such transaction should be rejected, it may take any lawful action to defeat such transaction. The Articles and Bylaws of the Underwriters Companies do not contain any comparable provisions.

     Advance Written Notice of Shareholder Proposals and Nominations. The Articles of FCNB provide that any shareholder entitled to vote at a meeting of shareholders who desires to nominate any person for election as director of FCNB or who desires to bring up any new business at the meeting, but who does not seek to have such nomination or proposal included in the proxy materials prepared by FCNB, give at least 30 days, but not more than 60 days, written notice to FCNB of such nomination or business. Where less than 31 days notice of the meeting was given to shareholders by FCNB, notice must be given by the shareholder within 10 days of the date on which the meeting was announced to shareholders. If notice by the shareholder is not given in proper form and in a timely manner, the matter will be laid over until the next meeting of shareholders held more than 30 days following the meeting at which the nomination or proposal, was made. The Articles and Bylaws of Capital require at least 14 days but not more than 50 days notice of any shareholder nomination for election as a director, provided that if less than 21 days notice of the meeting at which the election of directors will be held is given, seven days notice is required. The Articles and Bylaws of the Underwriters Companies do not contain any provisions regarding shareholder business proposals to be brought up at a meeting of shareholders.

     Restrictions on Business Combinations with Interested Shareholders. Section 3-602 of the MGCL imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and
(ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Section 3-602 is not applicable to the Underwriters Companies. The Articles and Bylaws of the Underwriters Companies do not include any provisions imposing any special approval requirements for a transaction with a major shareholder.

     Control Share Acquisition Statute. Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. The control share acquisition law is not applicable to the Underwriters Companies. The Articles and Bylaws of the Underwriters Companies do not include any provisions restricting the voting ability of major shareholders.

                           THE UNDERWRITERS COMPANIES

     Frederick Underwriters, Inc., Carroll County Insurance Agency, Inc. and Phillips Insurance Agency, Inc. are collectively referred to herein as the "Underwriters Companies".

     Frederick Underwriters, Inc. was incorporated in the State of Maryland on September 5, 1936. The principal purpose for which the corporation was formed was to conduct a general insurance agency and underwriting in each and every line of insurance. The principal executive office of Frederick Underwriters, is located at 1201 East Street, Frederick, Maryland 21701. Frederick Underwriters currently has a total of 54 employees, 50 of which are full time employees. Frederick Underwriters one of the largest independent insurance agencies in Maryland, engages principally in insurance brokerage activity, writing policies for properties and businesses located across the country. The majority of Frederick Underwriters customers are based in Frederick County, Maryland, and in the surrounding central Maryland market. Over the years, Frederick Underwriters has acquired a number of small independent insurance agencies in the Frederick County Market.

     Carroll County Insurance Agency, Inc. was incorporated in the State of Maryland on October 6, 1980. The principal purpose for which the corporation was formed was to conduct a general insurance agency and underwriting in each and every line of insurance. The principal executive office of Carroll County is located at 125 Airport Drive, #20, Westminster, Maryland 21158. Carroll County has a total of 9 employees, all of which are full time. Carroll County operates principally in the Carroll County Market.

     Phillips Insurance Agency, Incorporated was incorporated in the State of Maryland on July 17, 1968. The predecessor to Phillips was Phillips Insurance Agency. Phillips Insurance Agency was purchased by Jacob R. Ramsburg, Sr. & Associates by Agreement of Sale dated June 6, 1968 and incorporated as Phillips Insurance Agency, Inc., as stated above. The principal purpose for which the corporation was formed was to act as an agent for insurance companies in soliciting and receiving applications for fire, casualty, plate glass, boiler, elevator, accident, health, burglary, rent, marine, credit, life and all other kinds of insurance and to conduct a general insurance agency and insurance brokerage business. The principal and executive office of Phillips is located at 50 Souder Road, Brunswick, Maryland 21716. Phillips Insurance Agency has two employees, both of which are full time. Phillips operates principally in the Brunswick region of Frederick County, Maryland.

     The Underwriters Companies have substantial common ownership and the President and principal shareholder of each of the Underwriters Companies is J.R. Ramsburg, Jr., a director of FCNB and FCNB Bank. Following this merger with FCNB, Frederick Underwriters, Inc. and Phillips Insurance Agency, Inc. will operate as "Frederick Underwriters, Inc." Carroll County Insurance Agency, Inc. will operate as "Frederick Underwriters, Inc. t/a Carroll County Insurance Agency."

     The  Underwriters   Companies  had  aggregate   revenues  of  approximately
$5,400,000 in 1997 (excluding non-recurring securities gains) and $4,300,000 for the first nine months of 1998.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information which management of the Underwriters Companies believes is relevant to an assessment and understanding of the results of operations nd financial condition of the Underwriters Companies. This discussion should be read in conjunction with combined financial statements for the year ended December 31, 1997 and notes thereto, and the unaudited combined financial statements for the six months ended June 30, 1998, appearing elsewhere herein.

CONTINUING OPERATIONS

     During 1997 the Underwriters Companies experienced a $336,881 decrease in commission revenue, or 6% below the level during 1996. This decrease was the result of continually decreasing contingency commissions.

     Decreases in the Company's operating expenses of $474,131 during 1997 offset the decreased commission revenue and resulted in operating income of $87,693. This reduction is a result of salary decreases of $388,947 during 1997 due to the reduction of the workforce as part of the Company's cost cutting efforts. In addition, payroll taxes and other employee costs decreased by approximately $57,000.

     In 1997, the Company realized a gain on the sale of marketable equity securities of $158,558 as a resulting from the sale of 7,750 shares of FCNB Corp.

     Interest expense increased to $256,994 in 1997 which represents a 64% increase over the level at the end of 1996. This was due to $1,333,000 in new borrowings on long-term debt from the principal shareholder.

     As a result of the foregoing, after tax net income of the Underwriters Companies was $69,411 in 1997 compared net income of $78,030 in 1996. This represents earnings per share of $28 in 1997 and $31 in 1996. Return on average total assets decreased from 1.72% in 1996 to 1.55% in 1997.

     For the first six months of 1998, aggregate revenues were approximately $3.26 million compared to $2.82 million during the comparable period in 1997. The increase results primarily from a gain on the sale of securities of $375,000. Net income for the six month period in 1998 was $276,000 an increase of $177,000 from the same period in 1997. Operating expenses for the six months ended June 30, 1998 increased approximately $171,000 from 1997, reflecting a $125,000 increase in bad debt provisions.

INCOME TAXES

     The provision for income tax expense decreased to $41,366 in 1997, compared to $54,737, reflecting the lower level of pre-tax income in 1997. The Underwriters Companies' effective tax rate was 37.3% in 1997, compared to 41.2% in 1996. The Company's income tax expense differs from the amount computed at statutory rates primarily due to nondeductible expenses, the benefit of a federal surtax exemption, changes in the valuation allowance for the deferred tax assets and state income taxes. Note 8 to the combined financial statements reconciles expected income tax at the statutory rate with income tax expense included in the combined statement of income.

LIQUIDITY AND CAPITAL RESOURCES

     Cash increased during 1997 by $66,889 to $291,672. The net increase in cash can be attributed to cash provided by operating activities of $87,324 and cash provided by investing activities of $327,943 which was partially offset by cash used in financing activities of $348,378. The cash provided by investing activities was the result of the sale of marketable equity securities and payments received on stockholder notes receivable.

     The Company continues to hold investments in marketable equity securities which it expects to liquidate in 1998.

INFLATION

     Inflationary factors in recent years have not had a significant effect on the Company's operations. As long as the Company maintains its borrowings from related parties, changes in interest rates will not have a significant impact on such interest expense.

YEAR 2000

     The Company is  currently  addressing  the many areas  affected by the Year
2000 computer issue. A Year 2000 plan has been prepared which includes contacting all of the software vendors that maintain the computer programs that the Company relies upon. This plan provides that the Company will obtain assurances from these software vendors that their products will be year 2000 compliant. All systems potentially affected will be evaluated. The plan also includes the employment of a computer specialist to provide leadership in addressing these issues. At this time, it is anticipated that systems testing will be complete by June 1, 1999. Since many of the programs used by the Company are "off-the-shelf" as compared to "highly customized," the cost to address these matters is not expected to have a material impact on future operating results or financial condition. This area is changing very rapidly and the actual results may differ from what has been anticipated.

MARKET FOR COMMON STOCK AND DIVIDENDS

     There is no established trading market for shares of common stock of any of the Underwriters Companies, and there are no dealers who offer to make a market in the Underwriters Companies Common Stocks on a regular basis. Common Stock of the Underwriters Companies is subject to infrequent trades, in individually negotiated transactions. To the knowledge of the Underwriters Companies, there have been no sales of the Common Stock of any Underwriters Company within the last two years.

     For  information   regarding  the  dividend  history  of  the  Underwriters
Companies, refer to the audited combined statement of the Underwriters Companies included herein.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of FCNB Common Stock offered hereby will be passed upon for FCNB by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Certain federal income tax consequences of the transaction have been passed upon by Kevin P. Kennedy, Esquire.

                                     EXPERTS

     The combined financial statements of the Underwriters Companies incorporated by reference herein and delivered herewith have been audited by Keller Bruner & Company, L.L.C. independent certified public accountants, as indicated in their report dated October 14, 1998 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of FCNB incorporated by reference herein have been audited by Keller Bruner & Company, L.L.C., independent certified public accountants, as indicated in their reports dated January 23, 1998 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                 INDEX TO AUDITED COMBINED FINANCIAL STATEMENTS

COMBINED FINANCIAL REPORT (AUDITED) FOR THE YEAR ENDED DECEMBER 31, 1997

Independent Auditor's Report....................................................................................F-1

Combined Balance Sheet..........................................................................................F-2

Combined Statement of Income....................................................................................F-4

Combined Statement of Stockholders' Equity......................................................................F-5

Combined Statement of Cash Flows................................................................................F-6

Notes to the Combined Financial Statements......................................................................F-8

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Frederick Underwriters, Inc.
Frederick, Maryland

We have audited the accompanying combined balance sheet of Frederick Underwriters, Inc. and affiliates (the Company) as of December 31, 1997, and the related combined statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Frederick Underwriters, Inc. and affiliates as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As described in Note 1 to the combined financial statements, Frederick Underwriters, Inc. changed its reporting entity to include Carroll County Insurance Agency, Inc., and Phillips Insurance Agency, Inc., companies which are affiliated through common ownership. The financial statements present the combined operations of these three companies.

The statement of income for 1996, which is included for comparative purposes only, is not intended to constitute an adequate presentation of the Company's results of operations. It was compiled by combining the financial statements of the individual companies for that year, which were previously compiled by us.


 /s/ KELLER BRUNER & COMPANY, L.L.C.


Frederick, Maryland
October 14, 1998

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED BALANCE SHEET
DECEMBER 31, 1997

ASSETS
-------------------------------------------------------------------------------------------------------------------
Current Assets
   Cash                                                                                          $          291,672

   Accounts receivable:
      Customers, less allowance for doubtful
       accounts of $101,000                                                                               1,427,856
      Commissions                                                                                           348,809
   Deferred taxes                                                                                            94,147
                                                                                                 ------------------
               TOTAL CURRENT ASSETS                                                                       2,162,484
                                                                                                 ------------------



Investments and Long-Term Receivables
   Investments                                                                                              444,495
   Cash value of life insurance                                                                             338,362
   Notes receivable - stockholder                                                                           529,449
                                                                                                 ------------------
                                                                                                          1,312,306
                                                                                                 ------------------


Property and Equipment, less accumulated
 depreciation of $1,120,204                                                                                 648,271
                                                                                                 ------------------


Other Assets
   Intangible assets - net of amortization                                                                  138,789
   Prepaid pension costs                                                                                     48,811
   Deferred taxes                                                                                            15,754
   Deposits                                                                                                     566
                                                                                                 ------------------
                                                                                                            203,920
                                                                                                 ------------------
                                                                                                 $        4,326,981
                                                                                                 ==================



See Notes to Combined Financial Statements.



LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------
Current Liabilities
   Current maturities of long-term debt                                                          $          290,379
   Accounts payable:
      Insurance companies                                                                                 1,662,923
      Other                                                                                                  30,657
   Premiums paid in advance                                                                               1,125,683
   Income taxes payable                                                                                      48,114
   Deferred taxes                                                                                            81,455
   Dividend payable                                                                                          11,499
   Accrued payroll taxes and other expenses                                                                  44,514
                                                                                                 ------------------
               TOTAL CURRENT LIABILITIES                                                                  3,295,224
                                                                                                 ------------------

Long-term Debt, less current maturities                                                                   1,116,454
                                                                                                 ------------------

Deferred Taxes                                                                                              108,399
                                                                                                 ------------------


Commitment and Contingencies

Stockholders' Equity (Deficit)
   Common stock                                                                                              55,490
   Retained earnings (deficit)                                                                             (461,274)
   Unrealized gains on investment securities, net                                                           212,688
                                                                                                 ------------------
                                                                                                           (193,096)
                                                                                                 ------------------



                                                                                                 $        4,326,981
                                                                                                 ==================



FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 1997
(WITH COMPARATIVE COMBINED AMOUNTS FOR 1996)
SEE AUDITOR'S REPORT


                                                                                                          1996
                                                                                      1997             (Compiled)
-------------------------------------------------------------------------------------------------------------------
Commissions earned                                                              $     5,331,510    $      5,668,391
                                                                                ---------------    ----------------


Operating expenses:
   Salaries                                                                           1,633,449           1,858,591
   Officers' salaries                                                                 1,295,431           1,459,236
   Advertising and promotion                                                            313,643             318,319
   Amortization expense                                                                  84,507              90,919
   Auto expense                                                                          72,418              78,526
   Bad debts                                                                             36,201              47,148
   Commission expense                                                                   339,764             344,390
   Depreciation expense                                                                 157,098             156,212
   Insurance - group                                                                    129,869             164,404
   Insurance - liability                                                                 57,017              68,485
   Insurance - other                                                                     56,295              19,320
   Janitorial                                                                            22,757              27,041
   Office supplies and expense                                                          193,675             182,097
   Payroll taxes                                                                        200,069             220,403
   Pension                                                                               36,425              73,138
   Professional fees                                                                    171,544             147,509
   Rent                                                                                 191,875             201,609
   Telephone                                                                            132,057             125,982
   Other operating expenses                                                             119,723             134,619
                                                                                ---------------    ----------------
                                                                                      5,243,817           5,717,948
                                                                                ---------------    ----------------

               OPERATING INCOME (LOSS)                                                   87,693             (49,557)
                                                                                ---------------    ----------------

Other income (expenses):
   Gain on disposition of assets                                                        152,868             246,939
   Interest income                                                                       48,076              45,026
   Other income                                                                          79,134              46,697
   Interest (expense)                                                                  (256,994)           (156,338)
                                                                                ---------------    ----------------
                                                                                         23,084             182,324
                                                                                ---------------    ----------------

               INCOME BEFORE INCOME TAXES                                               110,777             132,767

Provision for income tax expense                                                         41,366              54,737
                                                                                ---------------    ----------------

               NET INCOME                                                       $        69,411    $         78,030
                                                                                ===============    ================


See Notes to Combined Financial Statements.

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1997

                                                                                                       Net               Total
                                                                                    Retained        Unrealized       Stockholders'
                                                                    Common          Earnings         Gains on           Equity
                                                                     Stock          (deficit)        Securities        (Deficit)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996,
 as previously reported                                           $  29,580         $ (54,320)         $ 212,688          $ 187,948

   Cumulative effect of change
    in reporting entity                                              25,910          (434,853)           (22,153)          (431,096)

   Effect of prior period adjustments                                    --             8,288                 --              8,288

                                                                  ---------         ---------          ---------          ---------

Balance, December 31, 1996,
 as restated                                                         55,490          (480,885)           190,535           (234,860)

   Net income                                                            --            69,411                 --             69,411

   Dividends                                                             --           (49,800)                --            (49,800)

   Fair value adjustment for securities
    available for sale, net                                              --                --             22,153             22,153
                                                                  ---------         ---------          ---------          ---------

Balance, December 31, 1997                                        $  55,490         $(461,274)         $ 212,688          $(193,096)
                                                                  =========         =========          =========          =========




See Notes to Combined Financial Statements.

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1997

-------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Cash received from customers                                                                 $ 4,625,419
   Cash paid to suppliers and employees                                                          (4,325,882)
   Interest and dividends received                                                                   19,415
   Interest paid                                                                                   (252,731)
   Income tax refunds                                                                                21,103
                                                                                                -----------
               NET CASH PROVIDED BY
                OPERATING ACTIVITIES                                                                 87,324
                                                                                                -----------

Cash Flows from Investing Activities
   Proceed from the sale of securities                                                              223,660
   Purchase of cash value of life insurance                                                         (39,507)
   Payments on notes receivable - principally stockholders                                          162,565
   Proceeds from disposition of property and equipment                                                9,400
   Purchase of property and equipment                                                               (28,175)
                                                                                                 -----------
               NET CASH PROVIDED BY
                INVESTING ACTIVITIES                                                                327,943
                                                                                                -----------

Cash Flows from Financing Activities
   Proceeds from borrowings on related-party debt                                                 1,333,000
   Proceeds from borrowings on note payable                                                         500,000
   Principal payments on notes payable                                                           (2,181,378)
                                                                                                -----------
               NET CASH (USED IN)
                FINANCING ACTIVITIES                                                               (348,378)
                                                                                                -----------


               NET INCREASE IN CASH                                                                  66,889

Cash:
   Beginning                                                                                        224,783
                                                                                                -----------
   Ending                                                                                       $   291,672
                                                                                                ===========



                                   (Continued)

                                     F - 6

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

YEAR ENDED DECEMBER 31, 1997

-------------------------------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities
      Net income                                                                                    $  69,411
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Depreciation                                                                                 157,098
         Amortization                                                                                  84,507
         Deferred taxes                                                                               (22,775)
         Reduction of notes receivable - stockholder
          by increasing salary                                                                         64,355
         Gain on disposition of assets                                                               (152,868)
         Partnership (income) loss                                                                        154
         Income from life insurance policies                                                           19,327
         Interest income on stockholders' loans paid
          by declaring a dividend                                                                     (39,495)
         Reduced commission income used to repay borrowings                                          (115,737)
         Changes in assets and liabilities:
           (Increase) decrease in:
               Accounts receivable                                                                   (343,671)
               Income tax deposits in excess of liability                                              22,400
               Prepaid pension costs                                                                  (26,364)
           Increase (decrease) in:
               Accounts payable                                                                       372,049
               Premiums paid in advance                                                               (46,305)
               Income taxes payable                                                                    48,114
               Accrued expenses                                                                        (2,876)
                                                                                                    ---------
               NET CASH PROVIDED BY
                OPERATING ACTIVITIES                                                                $  87,324
                                                                                                    =========
Supplemental Schedule of Noncash Investing and
 Financing Activities
   Dividends and salary used to pay interest on notes receivable                                    $  42,381
                                                                                                    =========

   Reduction of notes receivable - stockholder by increasing salary                                 $  64,355
                                                                                                    =========

   Commissions used to repay borrowing
    plus interest from insurance company                                                            $ 120,000
                                                                                                    =========

   Dividends declared and unpaid                                                                    $  10,305
                                                                                                    =========


See Notes to Combined Financial Statements.

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.    NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business: Frederick Underwriters, Inc. and its affiliates Carroll County Insurance Agency, Inc. and Phillips Insurance Agency, Inc. are independent insurance agencies with offices in Frederick and Carroll County, Maryland. The Company grants credit to customers, substantially all of whom are local residents.

A summary of the significant accounting policies follows:

Principles of combination and change in reporting entity: During the year ended December 31, 1997, Frederick Underwriters, Inc. adopted the policy of including Carroll County Insurance Agency, Inc. and Phillips Insurance Agency, Inc., affiliated companies through common ownership, on a combined basis. The accompanying combined financial statements include the accounts of all three entities (the Company). All material related party balances and transactions have been eliminated in combination.

Method of accounting: The Company follows the accrual method of accounting for both financial and income tax reporting purposes.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Provision for doubtful accounts: The Company provides an allowance for doubtful receivables based on estimated collection losses that will be incurred. The estimated losses are based on the historical relationship of prior year's collection losses to sales and on a review of the current status of existing receivables.

Property and equipment: Property and equipment are carried at original cost less accumulated depreciation to date. Depreciation is computed on the straight-line method at rates calculated to amortize the cost of applicable assets over their estimated useful lives.

Investments: All investments other than marketable equity securities are carried at cost, except where there is a permanent impairment of value, in which case they are carried at estimated realizable value.

Management classified its marketable equity securities as available-for-sale. These securities are carried at market value, with any unrealized gains or losses reported in stockholders' equity, net of the related deferred tax.

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible assets: Intangible assets are reflected in these financial statements at original acquisition cost net of accumulated amortization to date. The Company amortizes intangible assets over their estimated period of benefit of 3 to 15 years.

Advertising:  Advertising cost are expensed to operations when incurred.

Income taxes: Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Prior year amounts: The financial statements include certain prior-year combined comparative information. Such information does not include sufficient detail to constitute a presentation in conformity with generally accepted accounting principles. Accordingly, such information should be read in conjunction with the compiled financial statements of Frederick Underwriters, Inc., Carroll County Insurance, Inc. and Phillips Insurance Agency, Inc. for the year ended December 31, 1996, from which the combined information was derived.

NOTE 2.    INVESTMENTS

Investments consist of the following at December 31, 1997:

-------------------------------------------------------------------------------------------------
Marketable equity securities                                                             $420,195
Investment in jointly-owned real estate                                                    18,568
Other investments                                                                           5,732
                                                                                         --------
                                                                                         $444,495
                                                                                         ========

At December 31, 1997 marketable equity securities consist of 15,116 shares of FCNB Corp. detailed as follows:

-------------------------------------------------------------------------------------------------
Cost                                                                                     $126,052
Unrealized gain                                                                           294,143
                                                                                         --------
      Market value                                                                       $420,195
                                                                                         ========

During the year ended December 31, 1997, the Company sold 7,750 shares of FCNB Corp resulting in a gain of $158,558.

The Company and an unrelated corporation jointly own rental real estate located at 431 Carrollton Drive, Frederick, Maryland costing $68,630 and a joint checking account used to manage the property with a balance of $17,290 at December 31, 1997. There are no liabilities encumbering this real estate. The investment is recorded at one half of the total of depreciated cost and cash.

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.    LONG-TERM NOTES RECEIVABLE

Long-term notes receivable of $529,449 at December 31, 1997 are unsecured and due from stockholders. They bear interest at applicable federal rates which range from 5.68% to 5.79% and mature from October 1998 to October 2001.

NOTE 4.    PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment consists of the following as of December 31, 1997:

------------------------------------------------------------------------------------------------------------------------------------
Office equipment                                                                                                          $1,127,022
Automobiles                                                                                                                  404,453
Leasehold improvements                                                                                                       237,000
                                                                                                                          ----------
                                                                                                                           1,768,475
   Less accumulated depreciation                                                                                           1,120,204
                                                                                                                          ----------
                                                                                                                          $  648,271
                                                                                                                          ==========

Depreciation expense for the year ended December 31, 1997 is outlined below:


Asset Category                                                                        Estimated Lives
------------------------------------------------------------------------------------------------------------------------------------
Office equipment                                                                         5 - 10 years                       $ 86,669
Automobiles                                                                                   5 years                         67,509
Leasehold improvements                                                                 7 - 31.5 years                          2,920
                                                                                                                            --------
                                                                                                                            $157,098
                                                                                                                            ========

NOTE 5.    INTANGIBLE ASSETS AND AMORTIZATION

Intangible assets consist of the following at December 31, 1997:

------------------------------------------------------------------------------------------------------------------------------------
Expirations and dailies                                                                                                     $339,535
Covenant not to compete                                                                                                      167,500
Goodwill                                                                                                                      75,375
                                                                                                                            --------
                                                                                                                             582,410
   Less accumulated amortization                                                                                             443,621
                                                                                                                            --------
                                                                                                                            $138,789
                                                                                                                            ========

Amortization expense for the year ended December 31, 1997 is as follows:


Asset Category                                                                           Estimated Lives
------------------------------------------------------------------------------------------------------------------------------------
Expirations and dailies                                                                  10-15 years                         $24,654
Covenant not to compete                                                                      3 years                          55,834
Goodwill                                                                                 10-15 years                           4,019
                                                                                                                             -------
                                                                                                                             $84,507
                                                                                                                             =======

                                     F -10

FREDERICK UNDERWRITERS, INC. AND AFFILIATES


NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 6.    LONG-TERM DEBT

The long-term debt consists of the following at December 31, 1997:
--------------------------------------------------------------------------------

Notes payable principal stockholder; interest at 20%;
due April 1, 2002; payable in monthly principal and interest
installments of $37,630; unsecured                                $1,301,917

Bank  note  payable;  interest  at 10%,  due  March 1999,
payable  in  monthly installments of $4,836  including
interest;  secured by computer  equipment and guaranteed
by principal stockholder                                              68,259

Note payable to Aetna; interest at 6%; payable in
monthly principal installments of $1,801, including interest;
due April,1999; secured by commissions to be earned in
future years                                                          27,634

Various bank auto loans with interest ranging from
8.2% to 9.1%; due dates from January 1998 to
May 1999, payable in monthly principal and
interest installments ranging from $472 to
$500; secured by automobiles                                           9,023
                                                                  ----------
                                                                  $1,406,833
                                                                  ==========

Maturities of long-term debt are as follows:

Years ending December 31,

--------------------------------------------------------------------------------
1998                                                              $  290,379
1999                                                                 279,959
2000                                                                 311,817
2001                                                                 380,227
2002                                                                 144,451
                                                                  ----------
                                                                  $1,406,833
                                                                  ==========

NOTE 7.    EMPLOYEE 401(K) RETIREMENT PLAN

The Company sponsors a multi-employer 401(k) retirement plan that covers substantially all of the employees of Frederick Underwriters and its affiliates. The Plan provides for discretionary employer contributions. Currently, the Company matches 50% of employee contributions up to 2.5% of compensation. Contributions to this plan for the year ended December 31, 1997 was $57,566.

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 8.    DEFINED BENEFIT PENSION PLAN

Net pension (benefit) for the Company's defined benefit pension plan consists of the following components for the year ended December 31, 1997:

--------------------------------------------------------------------------------

Service cost of current period                               $                -
Interest cost on projected benefit obligation                           122,357
Actual return on plan assets                                           (322,530)
Net amortization and deferral                                           173,809
                                                             ------------------
                                                             $          (26,364)
                                                             ===================

The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheets as of December 31, 1997:

--------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
   Vested benefits                                            $       1,545,479
                                                              ==================
   Accumulated benefits                                       $       1,545,479
                                                              ==================

Projected benefits                                            $      (1,545,479)
Plan assets at fair value                                             1,928,656
                                                              ------------------
Projected benefit obligation less than (in excess of)
   plan assets                                                          383,177
Unrecognized net (gain) loss                                           (177,941)
Unrecognized transition obligation (asset)                             (156,425)
Unrecognized prior service cost (benefit)                                     -
                                                              ------------------
               Asset (liability) on balance sheet             $          48,811
                                                              ==================

The weighted average discount rate and the expected long-term rate of return used in determining the actuarial present value of the benefit obligation was 8.5% for 1997.

NOTE 9.    INCOME TAXES

The provision for income taxes consist of the following at December 31, 1997:

--------------------------------------------------------------------------------

Federal income taxes currently payable                        $          37,486
State income taxes currently payable                                     10,628
                                                              -----------------
Income taxes currently payable                                           48,114
Deferred tax (benefit)                                                   (6,748)
                                                              ------------------
                                                              $          41,366
                                                              ==================

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 9.    INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities consist of the following components at December 31, 1997:

--------------------------------------------------------------------------------

Deferred tax assets attributable to:
   Provision for doubtful accounts                            $          29,878
   Covenant not to compete                                               42,039
   Net operating loss carryforwards                                      45,708
   General business tax credit carryforwards                              1,227
                                                              -----------------
      Net deferred tax assets                                           118,852
      Valuation allowance for net deferred tax assets                    (8,951)
                                                              $         109,901
                                                              =================

Deferred tax liabilities attributable to:
   Deferred gains on equipment dispositions and
    additional depreciation for tax purposes                  $          93,747
   Net unrealized gains on securities                                    81,455
   Other, primarily prepaid pension costs                                14,652
                                                              -----------------
      Net deferred tax liabilities                            $         189,854
                                                              =================

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the year ended December 31, 1997 due to the following:
--------------------------------------------------------------------------------

Income tax at statutory rate                                  $          37,207
Increase (decrease) in income taxes resulting from:
   Nondeductible expenses                                                31,536
   Changes in valuation allowance for net deferred tax assets           (24,273)
   Benefit of federal surtax exemption                                   (9,740)
   State income taxes, net of federal income tax benefit                  8,288
   Other                                                                 (1,652)
                                                              ------------------
                                                              $          41,366
                                                              ==================

NOTE 10. STOCKHOLDERS' EQUITY

The elements of common stock at December 31, 1997 are as follows:

Frederick Underwriters, Inc.
   Common stock; $30 par value; authorized 2,000 shares;
     issued and outstanding 986 shares                        $          29,580
Carroll County Insurance Agency, Inc.
   Common stock; $10 par value; authorized 10,000 shares;
     issued and outstanding, 1,391 shares                                13,910
Phillips Insurance Agency, Inc.
   Common stock; $100 par value; authorized 1,000 shares;
     issued and outstanding 120 shares                                   12,000
                                                              ------------------
                                                              $          55,490
                                                              ==================

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 11. LEASE COMMITMENTS

The Company leases its office space under leases which are accounted for as operating leases. These leases provide for minimum monthly rental, annual increases based on the Consumer Price Index (CPI) and a share of common area maintenance (CAM) and real estate taxes. The following is a schedule of minimum future rental payments required under these operating leases at December 31, 1997:

Years ending December 31,
--------------------------------------------------------------------------------
1998                                                          $          95,676
1999                                                                     80,976
2000                                                                     80,976
2001                                                                     20,244
                                                              ------------------
                                                              $         277,872
                                                              ==================

The Company also rents a beach front condominium. This property is rented on a month to month basis and there is no signed lease.

The composition of rental expense for the year ended December 31, 1997 follows:

--------------------------------------------------------------------------------

Minimum rentals on office space                               $         100,576
CPI, CAM and real estate taxes related to office space                   24,691
Month to month rental on condominium                                     24,000
Other rental expenses                                                    42,608
                                                              -----------------
                                                              $         191,875
                                                              ==================

NOTE 12. RELATED PARTY TRANSACTIONS

A summary of the related party transactions for the year ended December 31, 1997, and the amounts due to and from these related parties at December 31, 1997 follows:

--------------------------------------------------------------------------------

Interest on notes receivable - principally
stockholders; paid by declaring
dividends to the majority stockholder
of $39,495 and added compensation to
minority stockholders and others
of $2,887 for the year ended December 31, 1997                $          42,382

Rent paid to the majority stockholder                                    24,000

Interest on notes payable majority stockholder                          172,790

Amounts due from related parties:
   Notes receivable - stockholder                                       529,449

Amounts due to related party:
   Notes payable to majority stockholder                              1,301,917

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 12. RELATED PARTY TRANSACTIONS (CONTINUED)

Additionally, the Company is the cosigner on a line of credit agreement between the principal shareholder and FCNB. As a result of advances taken by the principal shareholder, the line of credit had an outstanding balance of $500,000, as of December 31, 1997.

On April 7, 1997 the principal stockholder received a $3,000,000 bank term loan, which is guaranteed by the Company. This term loan has a principal balance outstanding at December 31, 1997 of $2,965,517.

NOTE 13. PRIOR PERIOD ADJUSTMENT

During the year ended December 31, 1997, the Company recorded the following adjustments to prior periods:

    The Company had previously elected not to incur the cost necessary to record the pension obligation, and provide the additional pension information, as required by Financial Accounting Standard No. 87, "Employers' Accounting for Pension." The effect of recording this asset was to increase retained earnings by $16,283, net of the tax effect.

    The Company has reduced investments for a permanent decline in the value of the Whites Ferry Cabin property. The effect of the decline in value is a decrease of $9,774 to retained earnings.

    The Company has increased investments for the cost of a residential lot owned by the Company which was previously unrecorded. The effect of recording this investment is an increase of $2,973 to retained earnings, net of the tax effect.

    The Company has recorded outstanding dividends payable attributable to 1996. The effect of recording this dividend is a decrease of $1,194 to retained earnings.

NOTE 14. SUBSEQUENT EVENTS

On February 10, 1998, the Company disposed of all marketable equity securities and received cash proceeds of $492,746, resulting in a realized gain on disposition of $367,448.

On September 2, 1998 the Company entered into a definitive agreement whereby Frederick Underwriters, Inc., Carroll County Insurance Agency, Inc., and Phillips Insurance Agency, Inc. will be merged into FCNB Corp.

                INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS

COMBINED FINANCIAL REPORT (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

Combined Balance Sheet (Unaudited) at June 30, 1998.............................................F-17

Combined Statement of Income (Unaudited) for the Six Months Ended June 30, 1998.................F-19

Combined Balance Sheet (Unaudited) at June 30, 1997.............................................F-20

Combined Statement of Income (Unaudited) for the Six Months Ended June 30, 1997.................F-22

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED BALANCE SHEET
(UNAUDITED)
JUNE 30, 1998



ASSETS
--------------------------------------------------------------------------------
Current Assets
   Cash                                                       $         199,868
   Accounts receivable:
      Customers, less allowance for doubtful
       accounts of $101,000                                             843,552
      Commissions                                                       415,724
   Prepaid expense                                                       37,170
   Income tax deposit in excess of liability                             24,440
   Deferred taxes                                                        77,240
                                                              -----------------
               TOTAL CURRENT ASSETS                                   1,597,994
                                                              -----------------


Investments and Long-Term Receivables
   Investments                                                           17,667
   Cash value of life insurance                                         389,025
   Notes receivable - stockholder                                       529,500
                                                              -----------------
                                                                        936,192
                                                              -----------------


Property and Equipment, less accumulated
 depreciation of $1,157,566                                             690,570
                                                              -----------------


Other Assets
   Intangible assets - net of amortization                              119,482
   Prepaid pension costs                                                 61,993
   Deferred taxes                                                        32,661
   Deposits                                                               2,199
                                                              -----------------
                                                                        216,335
                                                              -----------------

                                                              $       3,441,091
                                                              =================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Current Liabilities
   Current maturities of long-term debt                       $         311,031
   Outstanding checks in excess of deposits                             250,000
   Accounts payable:
      Insurance companies                                               981,012
      Other                                                              26,407
   Premiums paid in advance                                             226,754
   Income taxes payable                                                 174,011
   Dividend payable                                                      11,499
   Due to officer                                                       390,374
   Accrued payroll taxes and other expenses                              23,671
                                                              -----------------
               TOTAL CURRENT LIABILITIES                              2,394,759
                                                              -----------------

Long-term Debt, less current maturities                               1,016,493
                                                              -----------------

Deferred Taxes                                                           93,747
                                                              -----------------


Commitment and Contingencies

Stockholders' Equity (Deficit)
   Common stock                                                          55,490
   Retained earnings (deficit)                                         (119,398)
                                                              -----------------
                                                                        (63,908)
                                                              -----------------







                                                              $       3,441,091
                                                              =================

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED STATEMENTS OF INCOME
(UNAUDITED)
PERIOD ENDED JUNE 30, 1998


--------------------------------------------------------------------------------

Commissions earned                                            $       2,871,471
                                                              -----------------

Operating expenses:
   Salaries                                                             851,131
   Officers' salaries                                                   633,860
   Advertising and promotion                                            142,996
   Amortization expense                                                  19,307
   Auto expense                                                          31,267
   Bad debts                                                            139,907
   Commission expense                                                   154,228
   Depreciation expense                                                  78,003
   Insurance - group                                                     59,418
   Insurance - other                                                     30,894
   Janitorial                                                            15,569
   Office supplies and expense                                           80,392
   Payroll taxes                                                        115,758
   Pension                                                               19,010
   Professional fees                                                     47,159
   Rent                                                                  89,654
   Telephone                                                             58,304
   Other operating expenses                                             102,718
                                                              -----------------
                                                                      2,669,575
                                                              -----------------

               OPERATING INCOME (LOSS)                                  201,896
                                                              -----------------

Other income (expenses):
   Gain on disposition of assets                                        374,505
   Interest income                                                        4,137
   Other income                                                           7,029
   Interest (expense)                                                  (136,995)
                                                              -----------------
                                                                        248,676
                                                              -----------------

               INCOME BEFORE INCOME TAXES                               450,572

Provision for income tax expense                                        174,011
                                                              -----------------

               NET INCOME                                     $         276,561
                                                              =================

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED BALANCE SHEET
(UNAUDITED)
JUNE 30, 1997


ASSETS
-------------------------------------------------------------------------------
Current Assets
   Cash                                                       $         174,937
   Accounts receivable:
      Customers, less allowance for doubtful
       accounts of $101,000                                           1,048,891
      Commissions                                                       287,000
   Prepaid expenses                                                      29,511
   Due from officers                                                     82,640
   Income tax deposit in excess of liability                             22,400
      Deferred taxes                                                     87,895
                                                              -----------------
               TOTAL CURRENT ASSETS                                   1,733,274
                                                              -----------------


Investments and Long-Term Receivables
   Investments                                                          477,483
   Cash value of life insurance                                         335,781
   Notes receivable - stockholder                                       743,500
                                                              -----------------
                                                                      1,556,764
                                                              -----------------


Property and Equipment, less accumulated
 depreciation of $1,049,439                                             746,535
                                                              -----------------


Other Assets
   Intangible assets - net of amortization                              180,492
   Prepaid pension costs                                                 33,671
   Deposits                                                              11,257
                                                              -----------------
                                                                        225,420
                                                              -----------------

                                                              $       4,261,993
                                                              =================

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

Current Liabilities
   Current maturities of long-term debt                       $         298,029
   Outstanding checks in excess of deposits                             805,635
   Accounts payable:
      Insurance companies                                               966,325
   Note payable demand                                                  202,151
   Premiums paid in advance                                             557,341
   Income taxes payable                                                  87,090
   Dividend payable                                                       1,194
   Accrued payroll taxes and other expenses                              26,480
                                                              -----------------
               TOTAL CURRENT LIABILITIES                              2,944,245
                                                              -----------------

Long-term Debt, less current maturities                               1,246,784
                                                              -----------------

Deferred Taxes                                                          160,122
                                                              -----------------


Commitment and Contingencies

Stockholders' Equity (Deficit)
   Common stock                                                          55,490
   Retained earnings (deficit)                                         (335,183)
   Unrealized gains on investment securities, net                       190,535
                                                              -----------------
                                                                        (89,158)
                                                              -----------------







                                                              $       4,261,993
                                                              =================

FREDERICK UNDERWRITERS, INC. AND AFFILIATES

COMBINED STATEMENTS OF INCOME
(UNAUDITED)
PERIOD ENDED JUNE 30, 1997

-------------------------------------------------------------------------------

Commissions earned                                            $       2,787,041
                                                              -----------------

Operating expenses:
   Salaries                                                             810,623
   Officers' salaries                                                   605,787
   Advertising and promotion                                            131,850
   Amortization expense                                                  42,091
   Auto expense                                                          34,477
   Bad debts                                                             14,692
   Commission expense                                                   155,606
   Depreciation expense                                                  54,113
   Insurance - group                                                     69,681
   Insurance - liability                                                  6,155
   Insurance - other                                                     28,659
   Janitorial                                                            13,938
   Office supplies and expense                                           88,533
   Payroll taxes                                                        106,566
   Pension                                                               21,374
   Professional fees                                                     60,605
   Rent                                                                  89,808
   Telephone                                                             61,160
   Other operating expenses                                             102,892
                                                              -----------------
                                                                      2,498,610
                                                              -----------------

               OPERATING INCOME (LOSS)                                  288,431
                                                              -----------------

Other income (expenses):
   (Loss) on disposition of assets                                       (2,239)
   Interest income                                                        5,204
   Other income                                                          38,288
   Interest (expense)                                                  (104,179)
                                                              -----------------
                                                                        (62,926)
                                                              -----------------

               INCOME BEFORE INCOME TAXES                               225,505

Provision for income tax expense                                         87,092
                                                              -----------------

               NET INCOME                                     $         138,413
                                                              =================

                                    EXHIBIT A

                 Agreement and Plan of Reorganization and Merger

     This Amended and Restated Plan and Agreement of Merger (the "Agreement"), made as of this cit day of August 1998, by and between FCNB Corp ("FCNB"), a corporation organized and existing under the laws of the State of Maryland and having its principal office at 7200 FCNB Court, Frederick, Maryland, First Choice Insurance Agency, Inc. ("First"), a corporation organized and existing under the laws of the State of Maryland and having its principal office at Frederick, Maryland, and the wholly owned subsidiary of FCNB, Frederick Underwriters, Inc. ("Underwriters"), a corporation organized and existing under the laws of the State of Maryland and having its principal offices at Frederick, Maryland, Phillips Insurance Agency, Inc. ("Phillips"), a corporation organized and existing under the laws of the State of Maryland and having its principal offices at Frederick, Maryland, and Carroll County Insurance Agency, Inc. ("Carroll"), a corporation organized and existing under the laws of the State of Maryland and having its principal offices at Frederick, Maryland, as amended by Amendment No. 1 thereto, dated as of November 2, 1998

     WHEREAS, Underwriters, Phillips and Carroll are each engaged in the business of multi-line insurance agencies; and

     WHEREAS,   Phillips  and  Carroll   operate  under  the  name  of,  and  in
conjunction, with Frederick Underwriters; and

     WHEREAS,  Underwriters,  Phillips  and  Carroll  (hereinafter  referred  to
collectively  as  the  "Underwriters   Companies"),   have  significant   common
ownership; and

     WHEREAS, the Board of Directors of FCNB and First believe that it would be in the best interests of FCNB and First that each of the Underwriters Companies be merged with and into First, with First being the company surviving such merger (the "Merger"); and

     WHEREAS, each of the Underwriters Companies desires to be merged with and into First, upon the terms, and subject to the conditions, set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 Merger. Subject to the terms and conditions hereafter set forth, at the Effective Time, each of Underwriters, Phillips and Carroll shall be merged with and into FCNB, in accordance with the applicable provisions of the Maryland General Corporation Law, as amended (the "MGCL"), with FCNB being the surviving corporation resulting from the Merger.

     1.2 Name. The name of FCNB as the surviving corporation (the "Surviving Corporation" when reference is made to it after the Effective Time (hereinafter defined)) shall be "FCNB Corp".

     1.3 Certificate of Incorporation; Bylaws. The Articles of Incorporation of FCNB in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of FCNB in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation.

     1.4 Board of Directors; Officers. (a) The Board of Directors of FCNB at the Effective Time shall serve as the Board of Directors of the Surviving Corporation until their successors are duly elected and qualified.

The Officers of FCNB at the Effective Time shall serve as the officers of the Surviving Corporation until their successors are duly appointed by the Board of Directors.

     1.5 Effect of the Merger. At the Effective Time, the separate corporate existence of each of Underwriters, Phillips and Carroll shall cease and FCNB as the Surviving Corporation shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of each of the Underwriters Companies, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of each of the Underwriters Companies, all without further act or deed, and in accordance with the applicable provisions of the MGCL.

     1.6 Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall occur at the principal offices of FCNB, at a time and on a date specified in writing by the parties, which date shall be as soon as practicable, but not more than fifteen (15) days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the "Closing Date."

(b) The Merger shall become effective upon the later of (i) the filing of the articles of merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") with the Maryland State Department of Taxation and Assessments (the "Department") or (ii) the time set forth in the Articles of Merger filed with the Department (the "Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be within one business day of the Closing.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 Conversion of Shares. (a) At the Effective Time, each of the 986 outstanding shares of common stock, par value $30.00 per share, of Underwriters ("Underwriters Common Stock") (excluding shares of Underwriters Common Stock held in treasury, by any Underwriters Subsidiary, by any other Underwriters Company. or as to which the holders have perfected objectors' right in accordance with the MGCL ss.3-201 ("objecting shares")), shall automatically, and without further action, be converted into 376.67 shares of the common stock, par value $1.00 per share, of FCNB ("FCNB Common Stock") (the "Underwriters Conversion Ratio").

(b) At the Effective Time, each of the 120 outstanding shares of common stock, par value $100.00 per share, of Phillips ("Phillips Common Stock") (excluding shares of Phillips Common Stock held in treasury, by any Phillips Subsidiary or by any other Underwriters Company, or as to which the holders have perfected objectors' right in accordance with the MGCL ss.3-201 ("objecting shares")), shall automatically, and without further action, be converted into 78.42 shares of FCNB Common Stock (the "Phillips Conversion Ratio").

(c) At the Effective Time, each of the 1,101 outstanding shares of common stock, par value $10.00 per share, of Carroll ("Carroll Common Stock")
(excluding shares of Carroll Common Stock held in treasury, by any Carroll Subsidiary or by any other Underwriters Company, or as to which the holders have perfected objectors' right in accordance with the MGCL ss.3-201 ("objecting shares")), shall automatically, and without further action, be converted into
33.12 shares of FCNB Common Stock (the "Carroll Conversion Ratio").

(d) Accounting from the date of this contract, the Underwriters Conversion Ratio, the Phillips Conversion Ratio and the Carroll Conversion Ratio shall be proportionately adjusted for dividends on FCNB Common Stock payable in shares of FCNB Common Stock or any combination or subdivision of the FCNB Common Stock. Following the Effective Time, certificates which formerly represented shares of Underwriters Common Stock, Phillips Common Stock or Carroll Common Stock (except for certificates representing shares held in treasury, by any Underwriters Company Subsidiary or by any other Underwriters Company, and dissenting shares) shall be deemed for all purposes to represent shares of FCNB Common Stock, except that until exchanged in accordance with the provisions of Section 2.2 hereof, the holders of such shares shall not be entitled to vote in respect of any matter submitted for the consideration of holders of FCNB Common Stock, or to receive dividends or other distributions or payments in respect of FCNB Common Stock.

(e) No certificate for fractional shares of FCNB Common Stock will be issued in connection with the exchanges contemplated by the Merger, and holders of Underwriters Common Stock Phillips Common Stock or Carroll Common Stock entitled to fractional shares shall be paid cash in lieu of such fractional shares, without interest, on the basis of the average of the bid and asked prices of a share of FCNB Common Stock as reported by Nasdaq on the Closing Date.

(f) Each share of the common stock, $. par value, of First outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to be issued and outstanding shares of First common stock.

(g) All shares of Underwriters Common Stock, Phillips Common Stock or Carroll Common Stock, held by such companies, respectively, as treasury shares, held by any subsidiary of such company, or held by any other Underwriters Company shall be canceled and shall not be converted as provided in Section 2.1(a) - (c).

     2.2 Exchange of Share Certificates. Certificates formerly representing shares of, Underwriters Common Stock, Phillips Common Stock and Carroll Common Stock shall be exchanged for FCNB Common Stock certificates in accordance with the following procedures:

(a) Exchange Agent. At FCNB's election, FCNB or the transfer agent for FCNB shall act as exchange agent ("Exchange Agent") to receive certificates from the holders thereof and to exchange such stock certificates for FCNB Common Stock certificates, and if appropriate, to pay cash for fractional shares of FCNB Common Stock pursuant to Section 2.1 hereof The Exchange Agent shall, promptly after the Effective Time, mail to each former shareholder of the Underwriters Companies a notice specifying the procedures to be followed in surrendering such shareholder's certificates.

(b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of the Underwriters Companies shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of any Underwriters Company shall be unable to surrender his certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed by FCNB in the replacement of lost or mutilated certificates, including, if necessary, the posting of appropriate bond. Upon actual or constructive surrender of certificates from a former Underwriters Company shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, one or more certificates representing the number of whole shares of FCNB Common Stock into which such shareholder's shares of Underwriters, Phillips or Carroll, as the case may be, have been converted, together with a check in the amount of any cash in lieu of fractional shares of FCNB Common Stock.

(c) Dividend Withholding. Dividends or other distributions, if any, payable by FCNB after the Effective Time to any former shareholder of the Underwriters Companies who has not prior to the payment date surrendered his or her certificates shall be withheld. Any dividends or other distributions so withheld shall be paid, without interest, to such former shareholder upon proper surrender of his certificates.

(d) Failure to Surrender Certificates. All Underwriters Company certificates must be surrendered to the Exchange Agent within two (2) years of the Effective Time. In the event that any former shareholder of the Underwriters Companies shall not have properly surrendered his or her certificates within such period, the shares of FCNB Common Stock that would otherwise have been issued to such shareholder may, at the option of FCNB, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held in a non-interest bearing account for such shareholder's benefit. From and after such sale, the sole right of such shareholder shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such amount shall be paid to such former shareholder, without interest, upon proper surrender of his or her certificates.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF FCNB AND FIRST

          FCNB and First represent and warrant to the Underwriters Companies as follows:

          3.1 Organization and Authority. FCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. FCNB is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on FCNB's operations, assets, financial condition or results of operations. FCNB has all necessary governmental authorizations to own or lease its properties and assets, and those of its subsidiaries, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or results of operations of FCNB and its subsidiaries, taken as a whole. First is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. First is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on First's operations, assets, financial condition or results of operations.

          3.2 Capital Structure of FCNB. As of May 31, 1998, the authorized capital stock of FCNB consisted of 20,000,000 shares of common stock, par value $1.00 per share ("FCNB Common Stock"), of which at such date, 5,915,413 shares were issued and outstanding and 1,000,000 shares of undesignated preferred stock, par value $1.00 per share, of which at such date no shares were issued or outstanding. Additionally, 502,010 shares of Common Stock have been reserved for issuance pursuant to FCNB's 1992 Stock Option Plan and the FCNB 1997 Directors Stock Option Plan (the "FCNB Option Plans"), under which options to purchase an aggregate of 167,067 shares of Common Stock are issued and outstanding as of the date hereof. Additionally, 202,476 shares of FCNB Common Stock are reserved for issuance in connection with the FCNB Dividend Reinvestment and Stock Purchase Plan ("DRI Plan"). Other than as set forth in this Section 3.2, there are no other shares of capital stock or other equity securities of FCNB outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of FCNB, or contracts, commitments, understandings, or arrangements by which FCNB was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

          3.3 Subsidiaries. FCNB directly owns all the shares of the outstanding capital stock of FCNB Bank, a Maryland chartered commercial bank (the "Bank"), and the Bank owns all of the outstanding capital stock of First. No equity securities of the Bank or First are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of the Bank or First and there are no other contracts, commitments, understandings or arrangements by which the Bank or First is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of the Bank and First so owned by FCNB and the Bank, respectively, are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. The Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of the Bank are insured to the applicable legal limits by the FDIC.

          3.4 Authorization. The execution, delivery and performance of this Agreement by FCNB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FCNB and First, and except for approval by the shareholders of FCNB, no other corporate proceedings on the part of FCNB are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and the approvals of government agencies having regulatory authority over FCNB as may be required by statute or regulation, this Agreement is the valid and binding obligation of FCNB and First, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

          Neither the execution, delivery and performance of this Agreement by FCNB and First, nor the consummation of the transactions contemplated hereby, nor compliance by FCNB and First with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FCNB or First, under any of the terms, conditions or provisions of, (x) the Articles of Incorporation or Bylaws of FCNB or First, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FCNB or First is a party or by which FCNB or First may be bound, or to which FCNB, First or any of their properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to FCNB's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FCNB, First or any of their properties or assets.

          Other than in connection or in compliance with the applicable provisions of the Maryland General Corporation Law (the "MGCL"), the Maryland Financial Institutions Code (the "MFIC"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, a~ amended, and the rules and regulations thereunder (the "Exchange Act"), the blue sky laws of the State of Maryland, and consents, authorizations, approvals or exemptions required under the BHCA, or any applicable federal or state banking or insurance statute, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by FCNB and First of the transactions contemplated by this Agreement. FCNB and First have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which it would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

          3.5 Litigation and Other Proceedings. Neither FCNB nor First is a party to any pending, or to the knowledge of FCNB and First, threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or prospects of FCNB and First taken as a whole.

          3.6 SEC Filings. FCNB has filed all reports, forms, statements and other documents with the SEC that it was required to file since January 1, 1995 (the "SEC filings"), all of which complied in all material respects with the applicable requirements of the Securities Act and/or Exchange Act. As of their respective dates, and except as revised, amended or modified by a subsequently filed document, each such SEC filing did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.7 Absence of Material Adverse Changes. Since December 31, 1997, there has not been any change in the financial condition, results of operations or business of FCNB and its subsidiaries that has had a material adverse effect on the financial condition, results of operations or business of FCNB and its subsidiaries, taken as a whole, or on the ability of FCNB to consummate the transactions contemplated hereby.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE UNDERWRITERS COMPANIES

     Except to the extent specifically limited to a specific Underwriters Company, the Underwriters Companies each represent and warrant to FCNB and First that:

     4.1 Organization and Authority. (a) Underwriters represents that Underwriters is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted. Underwriters and its agents are duly licensed by the Maryland [Department of Insurance] to transact the lines of business which it has transacted through the date hereof and the Closing, and are duly licensed and qualified to do business in any other state or other jurisdiction in which the nature of its operations so requires. A list of all such jurisdictions is set forth on Schedule 4.1 attached hereto and made a part hereof. Underwriters has all necessary governmental authorizations to own or lease its properties and assets, and to carry on its business, as now being conducted.

(b) Phillips represents that Phillips is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted. Underwriters and its agents are duly licensed by the Maryland [Department of Insurance] to transact the lines of business which it has transacted through the date hereof and the Closing, and are duly licensed and qualified to do business in any other state or other jurisdiction in which the nature of its operations so requires. A list of all such jurisdictions is set forth on Schedule 4.1 attached hereto and made a part hereof. Phillips has all necessary governmental authorizations to own or lease its properties and assets, and to carry on its business, as now being conducted.

(c) Carroll represents that Carroll is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted. Underwriters and its agents are duly licensed by the Maryland [Department of Insurance] to transact the lines of business which it has transacted through the date hereof and the Closing, and are duly licensed and qualified to do business in any other state or other jurisdiction in which the nature of its operations so requires. A list of all such jurisdictions is set forth on Schedule 4.1 attached hereto and made a part hereof Carroll has all necessary governmental authorizations to own or lease its properties and assets, and to carry on its business, as now being conducted.

     4.2 Subsidiaries. Each of the Underwriters Companies represents that it does not have any subsidiaries, and does not own any capital stock or other interests in any entity in excess of five percent of the outstanding equity interests of such entity (including, without limitation, corporations, partnerships, joint ventures, and inactive corporations), except as set forth on
Schedule 4.2 attached hereto and made a part hereof.

     4.3 Capitalization. (a) As of June 1, 1998, the authorized capital stock of Underwriters consisted of 2,000 shares of Underwriters common stock, par value $30.00 per share. As of June 1, 1998, 986 shares of Underwriters common stock were issued and outstanding. There are no other shares of capital stock or other equity securities of Underwriters outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Underwriters, or contracts, commitments, understandings, or arrangements by which Underwriters was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(b) As of June 1, 1998, the authorized capital stock of Phillips consisted of 400 shares of Phillips common stock, par value $100.00 per share. As of June 1, 1998, 120 shares of Phillips common stock were issued and outstanding. There are no other shares of capital stock or other equity securities of Phillips outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Phillips or contracts, commitments, understandings, or arrangements by which Underwriters was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(c) As of June 1,1998, the authorized capital stock of Carroll consisted of 10,000 shares of Carroll common stock, par value of $10.00 per share. As of June 1, 1998, 1,391 shares of Carroll common stock were issued and outstanding (including shares held by Underwriters). There are no other shares of capital stock or other equity securities of Carroll outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Carroll, or contracts, commitments, understandings, or arrangements by which Carroll was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     4.4 Insurance Relationships. Each of the Underwriters Companies has appointments with insurance carriers to transact the lines of business which it has been transacting through the date hereof and which it will transact through the Closing Date, all of which appointments are in full force and effect, and which are listed on Schedule 4.4 attached hereto and made a part hereof.

     All of the accounts payable of each Underwriters Company due to insurance carrier markets (including any insurance agencies through which such Underwriters Company brokers business) have been paid in full. No insurance carrier or market which such Underwriters Company conducts business has given notice of its intent to terminate any existing agreements with such Underwriters Company.

     4.5 Authorization. Except for the approval by the Board of Directors and the shareholders of each Underwriters Company, no other corporate proceedings on the part of the Underwriters Companies are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval, this Agreement is the valid and binding obligation of each Underwriters Company, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

     Neither the execution, delivery and performance of this Agreement by the Underwriters Companies, nor the consummation of the transactions contemplated hereby, nor compliance by the Underwriters Companies with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon the shares or any of the properties or assets of any of the Underwriters Companies, under any of the terms, conditions or provisions of (x) the Articles of Incorporation or Charter or Bylaws of any Underwriters Company, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Underwriters Company may be bound, or to which any Underwriters Company or any of their respective properties or assets may be subject; or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to any Underwriters Company or any of their respective properties or assets.

     No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by the Underwriters Companies of the transactions contemplated by this Agreement. The Underwriters Companies have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which FCNB would reasonably deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

     4.6 Financial Statements. The balance sheet compilations as of December 31, 1997 and the related statements of financial condition, operations, changes in stockholders' equity and cash flows for the three years ended December 31, 1997, and the balance sheets of as of March 31, 1998, and the related statements of financial condition, operations, changes in stockholders equity and cash flows for the three month period then ended, of each Underwriters Company have previously been furnished by the Underwriters Companies to FCNB (collectively the "Underwriters Companies Financial Statements"), and like financial information provided to FCNB subsequent to the date hereof, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present and will present fairly the financial position of each respective Underwriters Company at the dates, and the results of operations, stockholders' equity, and changes in the financial position of each Underwriters Company for the periods stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, have been and will be made, subject to year-end audit adjustments.

     4.7 Books of Account; Corporate Records. The books of account of each Underwriters Company are maintained in compliance in all material respects with all applicable legal and accounting requirements. The minute books of each Underwriters Company accurately disclose all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

     4.8 Reports. As of May 31, 1998, each Underwriters Company has filed, since that date have filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Maryland Insurance Department and the insurance regulator of any other jurisdiction in which any Underwriters Company any of their respective agents or employees is or is required to be licensed. As of their respective dates such reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.9 Absence of Certain Changes. Each Underwriters Company represents and warrants that since March 31, 1998, there has not been any change, in the nature of the business, results of operations, assets, financial condition, prospects, method of accounting or accounting practice, or manner of conducting the business of such Underwriters Company, or otherwise, any of which changes has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of such Underwriters Company taken as a whole. Not in limitation of the foregoing, no insurance company appointment of such Underwriters Company has terminated or been canceled, and no notice or threat of cancellation or termination has been received by such Underwriters Company.

     4.10  Properties,  Leases  and  Other  Agreements.  Except  as set forth on
Schedule 4.10 attached hereto and made a part hereof, and except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, each Underwriters Company has good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the balance sheet of such Underwriters Company as of March 31, 1998 referred to above in
Section 4.6, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases material to each Underwriters Company pursuant to which such Underwriters Company as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Underwriters or any event which with notice or lapse of time or both would constitute such a material default. Schedule 4.10 sets forth a complete list and brief description of all real estate owned or leased by Underwriters, and all personal property having a value in excess of $25,000 owned or leased by any Underwriters Company. Each Underwriters Company represents and warrants that each item of real estate described in Schedule 4.10 and used in the conduct of the business of such Underwriters Company is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation of such property has been received by or is known of by Underwriters and there are no condemnation or similar proceedings pending or threatened against any such property or any portion thereof

     4.11 Taxes. Each Underwriters Company represents and warrants that (i) it has duly filed, or will file, all federal, state, local and foreign tax returns ("Returns") required by applicable law to be filed on or before the Closing (all such Returns being accurate and complete -in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Closing or any portion of a subsequent period which includes the Closing and ends subsequent thereto; (ii) it will not have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established; (iii) it is not delinquent in the payment of any material tax, assessment or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed (iv) no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively) against it which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and (v) it does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.

     4.12 Intangible Property. Each Underwriters Company owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of their respective businesses, each of which is described in
Schedule 4.12. No material product or service offered and no material trademark, service mark or similar right used by them infringes any rights of any other person, and, as of the date hereof, such Underwriters Company has received no written or oral notice of any claim of such infringement.

     4.13 Employee Relations. As of the date hereof, each Underwriters Company is in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and none of them is engaged in any unfair labor practice. As of the date hereof, no dispute exists between any Underwriters Company and any of its employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Underwriters taken as a whole. As of the date hereof, there are no labor or collective bargaining agreements binding upon any Underwriters Company or to which any Underwriters Company is a party, and except as set forth in Schedule 4.13, no employment or consulting agreements binding upon any Underwriters Company or to which any of them is a party. As of the date hereof there are no attempts to organize a collective bargaining unit to represent any of their respective employee groups. All contributions due on or prior to the date hereof to any pension, profit-sharing, or similar plan of any Underwriters Company have been paid or provided for in accordance with the Employee Retirement Income Security Act of 1974, as amended, and all other applicable federal and state statutes and regulations. Schedule 4.13 sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, incentive and insurance arrangement or plan, and any other remunerative or fringe benefit arrangement applicable to any Underwriters Company, including the amounts currently payable pursuant to any employment agreement or other remunerative arrangement.

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



     4.14 ERISA. Schedule 4.14 sets forth a complete list of Underwriters Company employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, group insurance plans and all other employee welfare benefits plans within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of any Underwriters Company. Each Underwriters Company has delivered to FCNB a true and correct copy of each such employee benefit plan. Other than as set forth in Schedule 4.14 no Underwriters company maintains any plans of the type described in this Section.

     All "employee benefit plans" (as defined in Section 3(3) of ERISA) comply in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of the Underwriters Companies are not subject to any liens under ERISA or the Code with respect to any employee benefit plan of an Underwriters Company or an Affiliate (as defined below), and no event has occurred, or condition exists, which could subject Underwriters or its assets to a future liability, obligation, or lien arising out of any employee benefit plan of any Underwriters Company or an Affiliate.

     All employee benefit plans currently or previously maintained, sponsored, or contributed to by any Underwriters Company have been administered, maintained, and operated in accordance with their terms. All contributions, payments, fees or expenses relating to each such employee benefit plan that were deducted by such Underwriters Company for income tax purposes were properly deductible in the year claimed. There are no actions, claims (other than routine benefit claims made in the ordinary course), proceedings or inquiries, pending or threatened, with respect to any such employee benefit plan, and no knowledge of any fact which could give rise to any such action, claim, proceeding or inquiry. Neither any Underwriters Company nor any other person or entity who or which is a party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such employee benefit plan in any manner which constitutes: (a) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other violation of ERISA or the Code, except as set forth Except in the Schedule 4.13. Except as set forth in Schedule, 4.13, no Underwriters Company is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or ERISA or Code violation. Each such employee benefit plan which is intended to meet the requirements for tax-favored treatment under Subtitle A, Chapter 1 of the Code meets such requirements. Each such employee benefit plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code, and any related trust is and has, at all times, been exempt from income tax. Neither any Underwriters Company nor any Affiliate (as defined below) has ever maintained or contributed to a multi-employer plan (as defined in Section 3(37) of ERISA). Neither any Underwriters Company nor any Affiliate has any current liability for contributions to a defined benefit plan (as defined in Section 3(35) of ERISA). All returns, reports, statements, notices, declarations or documents relating to an employee benefit plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed. Any employee benefit plan (including any employee benefit plan of an Affiliate) that is a group health plan (as defined in Section 5000(b)(l) of the Code) has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and

Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively "COBRA"), and no such plan provides benefits to former employees or their beneficiaries (except to the extent required under COBRA). Each employee benefit plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Underwriters after the date of Plan termination. For this purpose, liabilities accrued on or before the date of Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant's accrued benefit," as defined in Section 3(23) of ERISA; and (2) in the case of an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of the Plan termination. Any prior amendment, modification, or termination of an employee benefit plan has been made in accordance with the terms of the Plan and applicable law.

     For purposes of this Section 4.14, the term Affiliate means an entity that are treated as part of the same controlled group under Section 4 14(b), (c), (m) or (o) of the Code.

     4.15 Contracts. Except as disclosed in the Schedule 4.15 attached hereto and made a part hereof, Underwriters is not a party to, and no property or assets of any Underwriters Company is subject to any contract, agreement, lease, sublease, license, arrangement, understanding or instrument calling for payments in excess of $25,000 over the term of the contract or in any year ("Material Contract"). Each such Material Contract is valid and in full force and effect, and all parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Each Material Contract is assumable and assignable without consent of the other party thereto and do not contain any provision, increasing or accelerating payments otherwise due, or change or modify the provisions or terms of such Material Contract as a result of this Agreement or the transactions contemplated hereby.

     4.16 Related Party Transactions. Except as set forth in the Schedule 4.16 attached hereto and made a part hereof, or as disclosed in the Financial Statements, no Underwriters Company has any contract, extension of credit, business arrangement, or other relationship with (i) any present or former director or officer of such Underwriters Company; (ii) any shareholder of such Underwriters Company; or (iii) any affiliate or associate of the foregoing. Each such relationship has been made in the ordinary course of business, and on the same terms as those prevailing at the time for comparable arms'-length transactions, and do not involve more than the normal risk of collectibility or present other unfavorable features.

     4.17 Accounts Receivable. Each of the accounts receivable and commissions receivable of each Underwriters Company reflected as the receivables report of such Underwriters Company as of the date of the Agreement and as of the date of Closing represents the legal, valid and binding obligation of the customers reflected thereon, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision of any receivable exists, and such Underwriters Company has no knowledge of any person's or entity's inability to repay any of such receivables when due, whether or not such person or entity is currently in default or delinquent.

     4.18 Environmental Matters. Each Underwriters Company has no knowledge that any environmental contaminant, pollutant, toxic or hazardous waste or similar or like substance has been generated, used, stored, processed, disposed of, discharged at, or was or is otherwise present at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of exercise of any creditor's right) or leased by such Underwriters Company. There is no legal, administrative, arbitrarial or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on such Underwriters Company of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, pending or, to the knowledge of such Underwriters Company, threatened against such Underwriters Company; and there is no reasonable basis for any of the foregoing; and such Underwriters Company is not subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

     4.19 Litigation and Other Proceedings. Each Underwriters Company is not a party to any pending, or, to the knowledge of such Underwriters Company, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business, properties or prospects of such Underwriters Company taken as a whole. Schedule 4.19 sets forth a complete and accurate list of all actions, suits~ investigations or proceedings to which Underwriters is a party or which relate to any of their respective assets.

     4.20 Compliance with Laws. Each Underwriters Company has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of such Underwriters Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct of its business by each Underwriters Company does not violate, in any material respect, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect. Each Underwriters Company is not in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of any Underwriters Company.

     4.21 Proxy Statement, Etc. None of the information supplied or to be supplied by the Underwriters Companies for inclusion, or included, in (i) the Proxy Statement or (ii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of such Underwriters Companies, and at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which any Underwriters Company is responsible for filing with the SEC and any regulatory agency in connection with the Merger and all information provided by any Underwriters Company to FCNB for inclusion in any such filings by FCNB, will comply as to form in all material respects with the provisions of applicable law.

     4.22 Brokers and Finders. Other than a payment of $50,000.00 to Danielson Associates, Inc., no Underwriters Company, nor any officer, director or shareholder thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for any Underwriters Company in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     5.1 Forbearance by Underwriters Companies. From the date hereof until the Closing, each Underwriters Company covenants and agrees that it will not do, or agree or commit to do, or permit or suffer such Underwriters Company to do or agree or commit to do, without the prior written consent of FCNB and First, any of the following:

(a) except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or engage in any transaction not in the ordinary course of business consistent with past practice, or subject any of Underwriters assets or properties, or subject any or all of the Shares, to any lien, claim, charge or encumbrances whatsoever;

(b) grant any general increase in compensation to its employees or officers or directors or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law);

(c) declare, set aside or pay any dividend or other distribution on such Underwriters' Company's common stock;

(d) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other entity or permit any other corporation to merge into it, or consolidate with any other entity; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice; or agree to do any of the foregoing;

(e) issue any share of such Underwriters Company's capital stock or permit any share of its capital stock held in its treasury to become outstanding, or to sell, convey or transfer ownership of any outstanding shares of its common stock;

(f) amend  the   Articles  of   Incorporation  or  Charter  or  Bylaws  of  such
Underwriters Company;

(g)  effect  any  capital   reclassification,   stock  dividend,   stock  split,
consolidation of shares or similar change in capitalization;

(h) take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Closing;

(i) solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or communicate with, any third party, inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of any such Underwriters Company with any person other than FCNB or any subsidiary of FCNB, or provide any such person with information or assistance or negotiate~ or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal, or continue any such activities in progress on the date hereof, and Underwriters shall promptly notify FCNB of all of the relevant details, including the identity of such third party and the nature of any such third party proposal, relating to all inquiries and proposals which it may receive relating to any of such matters;

(j) knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the eligibility of the transactions contemplated hereby for treatment as a pooling of interests for financial reporting purposes; or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement; or

(k) repay, refinance, renegotiate or otherwise alter the terms, conditions, provisions or the principal amount of the note payable by Underwriters to J.R. Ramsburg, Jr.; or

(l) suffer, permit, or allow any of the licenses or insurance carrier appointments of such Underwriters Company or any of its agents to lapse.

     5.2 Conduct of Business. From the date hereof until the Closing, each Underwriters Company covenants and agrees that, except as otherwise consented to by FCNB and First in writing it shall;

(a) carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and legal and regulatory requirements;

(b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its officers and employees, and maintain all customer, insurance carrier, agency and other business relationships;

(c) maintain all of the structures, equipment, and other real and personal property of such Underwriters Company in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

(d) use all reasonable efforts to preserve or collect all material claims or causes of action of such Underwriters Company;

(e) keep in full force and effect all insurance coverage maintained by such Underwriters Company;

(f) perform in all material respects all obligations under all material agreements, contracts, commitments and other instruments which such Underwriters Company is a party or by which it may be bound or which relate to or affect any of their respective assets or properties; and

(g) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to any Underwriters Company and the conduct of their respective businesses.

     5.3 Conduct of Business by FCNB. FCNB covenants that it shall, from the date hereof until the Closing, use its best efforts to (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; and (iii) preserve for itself the goodwill of its and its subsidiaries' customer and other business relationships. FCNB covenants that from the date hereof until the Closing, it shall not, without the prior written consent of Ramsburg, knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the eligibility of the transactions contemplated hereby for treatment as a pooling of interests for financial reporting purposes; or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement.

     5.4 Approval of FCNB Shareholders. Subject to the effectiveness of the Registration Statement (defined in Section 6.2 below), FCNB shall cause a meeting of its shareholders (the "FCNB Shareholder Meeting") to be held as soon as reasonably possible, but no later than sixty (60) days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. FCNB shall cause to be distributed to each shareholder of record of FCNB (according to the transfer records of FCNB as of the record date for the FCNB Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the joint Prospectus/Proxy Statement (the "Proxy Statement") to be prepared by FCNB in connection with the Merger and to be included in the Registration Statement. The Proxy Statement shall be mailed by FCNB on the date (the "Mailing Date") at least twenty (20) days prior to the date of the FCNB Shareholder Meeting. The Board of Directors of FCNB shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and FCNB shall use its best efforts in good faith to obtain its shareholders' approval of the Merger.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 Access and Information. (a) Each Underwriters Company shall afford to FCNB, and to FCNB's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Closing, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to FCNB (a) a copy of each report, schedule and other document filed or received by it during such period with or from (i) the SEC; (ii) the Federal Reserve Board; (iii) the Department; (iv) the Maryland Insurance~ Department; and (b) all other information concerning its business, properties and personnel as FCNB may reasonably request. FCNB shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation thereof to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from Underwriters, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material by FCNB or for FCNB's use.

     6.2 Registration Statement; Other Information;  Applications;  Cooperation.
(a) As promptly as practicable after the date hereof and the furnishing by the Underwriters Companies of all information regarding Underwriters required to be reflected therein, FCNB shall file (i) a registration statement (the "Registration Statement") with the SEC on Form S-4 under the Securities Act, containing the Proxy Statement to be used in connection with the Shareholder Meeting regarding the Merger, (ii) the applications for Federal Reserve and for Department approval, and (iii) any other applications for regulatory or other approvals deemed necessary or appropriate by FCNB. FCNB will use reasonable efforts to cause said Registration Statement to be declared effective as soon as practicable thereafter. The parties hereto agree, that at the time the Registration Statement becomes effective and at the Mailing Date of the Proxy Statement, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the Registration Statement, at the time it becomes effective, and the Proxy Statement, in either case as amended or supplemented by any amendment or supplement filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date included therein shall be deemed to modify information of an earlier date, and with respect to either party, the foregoing statement shall not apply to statements in or omissions from the Registration Statement or Proxy Statement made in reliance upon and in conformity with information furnished by the other party for use in the Registration Statement or Proxy Statement. After becoming aware of any statement or omission which renders the statement set forth in the preceding sentence not true or correct, FCNB will promptly amend, supplement or revise such material in order to make the statement in the preceding sentence true and correct at all times up to and including the Closing.

(b) FCNB agrees to use its best efforts to prepare and file all material applications, notices or other filings with respect to the Merger required to be made with the Federal Reserve Board, the Department and any other regulatory agency, not later than sixty (60) days from the date hereof, subject to the timely furnishing by the Underwriters Companies of all information regarding the Underwriters Companies required to be included therein or necessary for the preparation of such applications.

(c) FCNB and each Underwriters Company agree that notwithstanding the foregoing, in the event that FCNB shall enter into one or more additional acquisition transactions prior to the date of the FCNB Shareholder Meeting, FCNB shall be entitled to delay the filing and/or effectiveness of the Registration Statement and the filing of the applications, and FCNB shall delay the Shareholder
Meetings, in order to appropriately reflect and disclose such additional transaction(s) to the shareholders of FCNB and the Underwriters Companies and to re-solicit shareholder approval if required.

     6.3 Notice of Actual or Threatened Breach. Each party will promptly give written notice to the other party upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which would cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other party, or which would threaten consummation of the transaction contemplated hereby.

     6.4 Current Information. During the period from the date of this Agreement to the Closing, each Underwriters Company will cause one or more of its representatives to confer on a regular and frequent basis with representatives of FCNB and to report the general status of its ongoing operations. Each Underwriters Company will promptly notify FCNB and First of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such Underwriters Company, and will keep FCNB and First fully informed with respect to such events. FCNB shall provide copies of all reports filed by FCNB pursuant to Section 13 of the Exchange Act to Underwriters upon the filing of such reports.

     6.5 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby, except that FCNB shall pay all of the cost of preparing the registration of the shares of FCNB Common Stock to be issued to shareholders of the Underwriters Companies hereunder (other than the legal or other expenses of the Underwriters Companies for reviewing or preparing any portion thereof) and each Underwriters Company shall pay all expenses which it incurs in connection herewith.

     6.6  Miscellaneous  Agreements  and  Consents.  Subject  to the  terms  and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability, of the parties to consummate the transactions contemplated hereby. FCNB and First, and each Underwriters Company, will use their respective best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.7 Press Releases. FCNB and First, and each Underwriters Company will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, the parties hereto agree that FCNB shall, immediately following the execution hereof, issue a press release and file a Form 8-K Current Report, announcing the execution of the Agreement and the proposed Merger.

     6.8 Indemnification. (a) The Underwriters Companies agree that they shall jointly and severally indemnify, defend and hold harmless FCNB and First from and against any cost, expense, loss or liability suffered directly or indirectly by FCNB or First (including through any Underwriters Company) arising out of any action, suit, investigation or other proceeding, commenced or threatened to be commenced, prior to, or on or after the Closing Date, which relates to the operations of any

Underwriters Company, or which arise out of any wrongful act or omission, or negligence in respect of the operations of any Underwriters Company, prior to the Closing Date.

(b) FCNB and First agree that they shall jointly and severally indemnify, defend and hold harmless each Underwriters Company from and against any cost, expense, loss or liability suffered directly or indirectly by them, arising out of any action, suit, investigation or other proceeding, commenced or threatened to be commenced, prior to, or on or after the Closing Date, which relates to the operations of the Underwriters Companies, or which arise out of any wrongful act or omission, or negligence of, FCNB or First in respect of the operations of the Underwriters Companies prior to, or on or after the Closing Date.

                                   ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party 's Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a) Shareholder Approval. The Mergers shall have been approved by the requisite majority of the shareholders of FCNB, and the requisite majority of the shareholders of Underwriters, Phillips and Carroll shall have approved the merger of such company with and into First.

     7.2 Conditions to Obligation of FCNB and First to Effect the Merger. The obligation of FCNB and First to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. The representations and warranties of the Underwriters Companies set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing and FCNB and First shall have received a certificate of the president of each of the Underwriters Companies to that effect.

(b) Performance of Obligations. Each Underwriters Company shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing and FCNB and First shall have received a certificate of the Underwriters Companies to that effect.

(c)  Permits,  Authorizations,   Etc.  The  Underwriters  Companies  shall  have
obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Material Adverse Change, Due Diligence. There shall not have been any material adverse change in the financial condition, assets, results of operations, business or prospects of the Underwriters Companies. Not in limitation of the foregoing, FCNB and First shall have determined, in the reasonable exercise of discretion based upon the results of the due diligence investigations performed by them, that as of the Closing Date (i) the Underwriters Companies have, in the aggregate, a sustainable net revenue base of not less than $5.4 million per year (prior to payment of any performance based incentive compensation to J.R. Ramsburg, III in his capacity as President of the Surviving Corporation); (ii) the working capital deficit of Underwriters does not exceed $350,000, including the cash surrender value of life insurance; and (iii) the Underwriters Companies have, in the aggregate, a sustainable annual pre-tax income of not less than $1.1 million per year (determined after payment of any performance based incentive compensation to J.R. Ramsburg, III in his capacity as President of the Surviving Corporation).

(e) Regulatory Approvals. FCNB and First shall have received unconditional approval of the Merger contemplated by this Agreement from the Federal Reserve Board, the Commissioner and any other federal or state regulatory agencies whose approval is required for consummation of such transaction (except for such conditions as are ordinarily imposed in connection with transactions of the type contemplated hereby and which are not, in the reasonable exercise of judgement by FCNB and First unduly burdensome), and all notice and waiting periods after the granting of any such approval shall have expired.

(f) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prevents the consummation of the Merger shall be in effect, and no action shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency, which makes the consummation of the Merger unlawful or which in the reasonable judgment of FCNB and First would make it inadvisable to consummate the transactions contemplated by this Agreement.

(g) Litigation. At the Closing, there shall not be pending or threatened against any of the Underwriters Companies or the officers, directors or shareholders thereof in their capacity as such, any suit action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of FCNB and First, have a material adverse effect on the financial condition, operations, business or prospects of the Underwriters Companies.

(h)  Employment  Agreements.  J.R. Ramsburg,  Jr. and J.R. Ramsburg,  III, shall
have  have  entered  into  with  FCNB  and  First   consulting   and  employment
respectively agreements in a form satisfactory to FCNB and First.

(i) Comfort Letter. FCNB and First shall have received from Keller Bruner & Company, L.L.C., a letter in form and substance reasonably satisfactory to FCNB and First to the effect that based upon the procedures set forth therein, nothing has come to the attention of such firm that would cause it to believe that there has been a material adverse change in the financial position of any of the Underwriters Companies since December 31, 1997 not reflected in the subsequent financial statements or compilations of such Underwriters Company.

(j) Opinion of Counsel. The Underwriters Companies shall have delivered to FCNB and First an opinion, dated the Closing, of John M. Quinn, counsel to the Underwriters Companies, in form and substance reasonably satisfactory to FCNB and First and their counsel, to the effect that:

          (i) Each of Underwriters, Phillips and Carroll is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and each of Underwriters, Phillips and Carroll has full corporate power to own and operate its respective business and properties and to carry on its respective business as currently conducted;

     Underwriters, Phillips and Carroll and their respective agents are duly licensed to transact the lines of business which it is currently transacting, by the [Maryland Insurance Department] and the comparable regulatory authority of each other jurisdiction in which the nature and conduct of its business so requires;

          (ii) the authorized capital stock of Underwriters consists solely of 2,000 shares of Underwriters common stock, par value $30.00 per share, of which 986 shares are validly issued and outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person; the authorized capital stock of Phillips consists solely of 400 shares of Phillips common stock, par value $100.00 per share, of which 120 shares are validly issued and outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person; the authorized capital stock of Carroll consists solely of 10,000 shares of Carroll common stock, par value $10.00 per share, of which 1,101 shares are validly issued and outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

          (iii) there are no outstanding subscriptions, warrants, or rights to acquire from Underwriters to issue, or any outstanding securities or obligations convertible into, shares of Underwriters common stock; there are no outstanding subscriptions, warrants, or rights to acquire from Phillips to issue, or any outstanding securities or obligations convertible into, shares of Phillips common stock; there are no outstanding subscriptions, warrants, or rights to acquire from Carroll to issue, or any outstanding securities or obligations convertible into, shares of Carroll common stock;

          (iv) to the knowledge of such counsel, there are no outstanding obligations of Underwriters, Phillips or Carroll to purchase, reacquire or redeem any shares of their respective, common stock;

          (v) execution, delivery and performance of this Agreement by each Underwriters Company and consummation of the transactions contemplated in this Agreement do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Charter or Bylaws of such Underwriters Company or any material agreement to which such Underwriters Company is a party or by which its properties or assets may be bound; and

          (vi) each Underwriters Company has full corporate power and corporate authority to make, execute, deliver and perform the Agreement and the Agreement has been duly authorized and approved by all requisite corporate action of such Underwriters Company, the Agreement constitutes the valid and legally binding obligation of such Underwriters Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and subject to general equity principles which may limit the enforcement of certain remedies;

          (vii) such counsel does not know of any claim, litigation, arbitration proceeding, labor dispute or investigation of any kind pending or threatened against any Underwriters Company in any court or before any federal, .state or municipal or other governmental agency or instrumentality relating in any way to the transactions contemplated in this Agreement, or which is determined adversely to such Underwriters Company would have a material adverse effect on the financial condition, results of operations, business, properties, or assets of such Underwriters Company;

          (viii) to the knowledge of such counsel, such counsel has no reason to believe that (except as to financial statements and other financial or statistical data, or as to materials relating to or supplied by FCNB or the FCNB subsidiaries for inclusion in the Proxy Statement, as to which no belief need be expressed) the Proxy Statement, as it may be amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time the Registration Statement became effective, the time of the Shareholder Meetings or as of the Closing Date; and

(k) Affiliate Letters. The Underwriters Companies shall deliver or cause to be delivered to FCNB a letter from each officer, director or shareholder of the Underwriters Companies who may be deemed to be an "affiliate" (as defined for purposes of Rules 145 and 405 promulgated under the 1933 Act) of Underwriters, in form and substance reasonably satisfactory to FCNB, under the terms of which each such officer, director, and shareholder acknowledges and agrees to abide by and comply with all limitations imposed by the 1933 Act and all rules, regulations and releases promulgated thereunder with respect to the sale or other disposition of the shares of FCNB Common Stock received by such person in connection with this Agreement, including those accounting rules, regulations, releases and guidelines which govern the eligibility of the transactions governed hereby for treatment as a pooling of interests, including those which impose limitations or restrictions on the sale, disposition or other transactions with respect to shares of Underwriters common stock and FCNB Common Stock prior to the Closing.

(l) Accounting Treatment. FCNB shall have received an opinion of Keller Bruner & Company, L.L.C., or otherwise determined to its satisfaction, that the transactions contemplated hereby can be accounted for as a pooling of interests for financial reporting purposes.

(m) Third Party Consents. The Underwriters Companies or FCNB shall have obtained all material third party consents under any agreement, contract, lease, note, license, permit or other document by which any Underwriters Company is bound or to which any of their respective properties is subject required for the consummation of the transactions contemplated hereby.

(n) Receivables Agreement. First, Underwriters and J.R. Ramsburg, Jr. shall have entered into an agreement setting forth the terms and conditions of the advance represented by the. note payable by Underwriters to J.R. Ramsburg, Jr. Such agreement shall provide, inter alia, (z)that in the event that any of the accounts receivable of Underwriters reflected on the receivables report as of September 30, 1998 shall not have been collected by the date which is 120 days after the Closing, then the note payable to J. R. Ramsburg, Jr. shall be reduced, on a dollar for dollar basis, by the amount of the aggregate uncollected receivables, over and above the $101,000 presently allocated to be written office by "Underwriters", which additional receivables shall be assigned, set over and transferred to J.R. Ramsburg, Jr., without recourse to FCNB, the Bank, First or Underwriters, in full satisfaction of that portion of the note payable equal to the original principal amount (including interest, if any, accrued in accordance with Underwriter's receivables collection practices) of the receivables so assigned; and (ii) that following the Effective Time, interest shall accrue on said note payable at an annual rate of six percent.

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




     6.3 Conditions to Obligation of Underwriters Companies to Effect the Merger. The obligations of the Underwriters Companies to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

   (a) Representations and Warranties; Corporate Proceedings. The representations and warranties of FCNB and First set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, and the Underwriters Companies shall have received a signed certificate of the President of FCNB and First to that effect. All corporate action required to have been taken by, or on the part of, FCNB and first to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and the Underwriters Companies shall have received certified copies of the resolutions evidencing such authorizations.

   (b) Performance of Obligations. FCNB and First shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing, and Ramsburg shall have received a certificate of the President of FCNB and First to that effect.

   (c) Registration Statement. The Registration Statement of FCNB under the Securities Act relating to the FCNB Common Stock shall have been declared effective, and no stop order with respect to the Registration Statement shall have been issued. In addition, all state securities and blue sky permits and approvals required to carry out the transactions contemplated hereby shall have been obtained.

   (d) Opinion of Counsel. FCNB shall have delivered to the Underwriters Companies an opinion, dated the Closing of Kennedy, Bans & Lundy, L.L.P., in form and substance reasonably satisfactory to the Underwriters Companies and their counsel, to the effect that:

            (i) FCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; is registered as a bank holding company under the BHCA; and FCNB has full corporate power and authority to own and operate its business and properties and to carry on its business as currently conducted;

            (ii) the authorized capital stock of FCNB consists solely of 20,000,000 shares of Common Stock, of which 5,915,413 shares are validly issued and outstanding (subject to the possible issuance of additional shares of FCNB Common Stock pursuant to the exercise of options issued under the FCNB Option Plans, the DRI Plan or the non-qualified options to acquire FCNB Common Stock and to the possible repurchase of shares by FCNB in accordance with FCNB's share repurchase program), fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person, and 1,000,000 shares of undesignated preferred stock, no shares of which were outstanding immediately prior to the Closing;

            (iii) except as set forth in such opinion, to the best knowledge of such counsel, there are no outstanding subscriptions, warrants, options or rights to acquire from FCNB, or requiring FCNB to issue, or any outstanding securities or obligations convertible into, shares of FCNB Common Stock;

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



            (iv) except as set forth in such opinion, to the best knowledge of such counsel, there are no outstanding commitments or obligations of FCNB to purchase, reacquire or redeem any shares of FCNB Common Stock;

            (v) the FCNB Common Stock issued pursuant to the Merger, when issued in exchange for the Shares, will be validly issued and outstanding, fully paid and nonassessable;

            (vi) execution, delivery and performance of the Agreement by FCNB and First and consummation of the transactions contemplated in the Agreement do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Bylaws of FCNB and First or, to the best knowledge of such counsel, any material agreement to which FCNB or First is a party or by which its properties or assets may be bound;

            (vii) FCNB and First each have full corporate power and corporate authority to make, execute, deliver and perform the Agreement and the Agreement has been duly authorized and approved by all requisite corporate action of FCNB and First and constitutes the valid and legally binding obligations of FCNB and First in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and subject to general equity principles which may limit the enforcement of certain remedies;

            (viii) all material filings and registrations with, and notifications to, all federal, state and local authorities required on the part of FCNB and First for the consummation of the Merger have been made, all approvals and authorizations of all federal, state and local authorities required on the part of FCNB and First for consummation of the Merger are in full force and effect and all applicable waiting periods have passed; and

            (ix)  such  counsel   does  not  know  of  any  claim,   litigation,
        arbitration proceeding, labor dispute or investigation of any kind pending or threatened against FCNB or First in any court or before any federal, state or municipal or governmental agency or instrumentality relating in any way to the transactions contemplated in this Agreement.

     6.7 Nasdaq Listing. The shares of FCNB Common Stock to be issued in connection with the Merger shall have been approved for quotation, upon notice of issuance, on Nasdaq.

     6.8 No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby, nor shall there be any pending proceeding of any agency of competent jurisdiction seeking any of the foregoing.

     6.9 Contribution of Assets of the Underwriters Companies. FCNB agrees that following the Effective Time, it shall not directly conduct or operate the business of the Underwriters Companies, but that it shall, immediately following the Effective Time contribute, by such means as may be appropriate, all assets and liabilities of the Underwriters Companies, of every type whatsoever, acquired as a result of the Merger, to FCNB Bank, its wholly owned subsidiary. FCNB Bank agrees that following the Effective Time, it shall not directly conduct or operate the business of the Underwriters Companies, but that it shall, immediately following the Effective Time contribute, by such means as may be appropriate, all assets and liabilities of the Underwriters Companies, of every type whatsoever, acquired as a result of the Merger, to First, its wholly owned subsidiary. FCNB agrees that it shall cause FCNB Bank to take such actions as may be necessary to result in the contribution of the assets and liabilities of the Underwriters Companies to First. The parties acknowledge and agree that it is the intention of the parties hereto that First shall conduct the business previously conducted by the Underwriters Companies. In connection with the contributions, FCNB Bank and First shall continue to possess and be entitled to exercise all corporate rights and privileges granted to them in their respective charters and under the laws of the United States and the laws of the State of Maryland.

     6.10 Change of Name of First. Following the Effective Time, the name of First shall be changed to "Frederick Underwriters, Inc." FCNB, First and FCNB Bank, agree that they shall take such actions as may be required to effect the change of name of Fist to Frederick Underwriters, Inc. as of the Effective Time, or as soon thereafter as may be reasonably practicable.

     6.11. Directors and Officers of First. (a) The Board of Directors of First at the Effective Time, together with J.R. Ramsburg, III, shall serve as the Board of Directors of First as the Surviving Corporation until their successors are duly elected and qualified.

The Officers of First at the Effective Time shall serve as the officers of First until their successors are duly appointed by the Board of Directors except that from and after the Effective Time, J.R. Ramsburg, III shall serve as the President of the Surviving Corporation.

(c) As soon as practicable following the Effective Time, First shall take such actions as shall be required to effect the election of J.R. Ramsburg, III, as President of the Surviving Corporation, to serve in accordance with the bylaws of the Surviving Corporation.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination.  This Agreement may be terminated at any time prior to the
Closing:

(a)  by mutual consent of all of the parties hereto;

(b) by either FCNB or any Underwriters Company, at anytime after December 1, 1998, if the Merger shall not theretofore have been consummated, unless the date reflected in this Section 7.1(b) shall be extended in writing by the parties hereto;

(c) by FCNB in the event of the material breach by any Underwriters Company of any representation, warranty or agreement contained herein;

(d) by any Underwriters Company in the event of the material breach by FCNB or First of any representation, warranty or agreement contained herein;

(e) by FCNB or any Underwriters Company if any governmental or regulatory approval required for consummation of the Merger and the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal.

(f) by FCNB in the event a material adverse change occurs in the financial condition, results of operations, business or prospects of the Underwriters Companies, taken as a whole, subsequent to the date of this Agreement;

(g) by any Underwriters Company in the event a material adverse change occurs in the financial condition, results of operations, business or prospects of FCNB subsequent to the date of this Agreement;

(h) by FCNB, in the exercise of its reasonable discretion, in the event that the Merger and the Agreement are not approved by the requisite majority of the shareholders of FCNB at the FCNB shareholder meeting.

     7.2 Effect of Termination. In the event of termination of this Agreement by FCNB or any Underwriters Company as provided in Section 7.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either FCNB, First or the Underwriters Companies or their respective officers or directors, except in the event of wilful breach of a material provision of this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the shareholders of FCNB. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. All representations, warranties and agreements in this Agreement of the Underwriters Companies and FCNB and First or in any instrument delivered by the Underwriters Companies and FCNB and First pursuant to this Agreement shall expire one year after the Closing, or upon termination of this Agreement in accordance with its terms.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by telecopier, cable, telegram or telex or (ii) on the date received if sent by overnight delivery service or if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
                            (a) if to FCNB or First:

                                     A. Patrick Linton, President
                                     FCNB Corp
                                     7200 FCNB Court
                                     Frederick, Maryland 21703

                            Copy to:

                                     David H. Bans, Esq.
                                     Kennedy, Bans & Lundy, L.L.P.
                                     Suite 300
                                     4719 Hampden Lane
                                     Bethesda, MD 20814

                            (b)  if to the Underwriters Companies:

                                     J.R. Ramsburg, Jr.
                                     1201 East Street
                                     Frederick, Maryland  21701

                            Copy to:

                                    John M. Quinn, Esquire
                                    Quinn, McAuliffe, Rowan & Falconer
                                    204 Monroe Street, Suite 109
                                    Rockville, Maryland  20850

     8.3 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

     8.4 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement.

     8.5 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other remedy.

     8.6 Miscellaneous. This Agreement (including exhibits, documents and instruments referred to herein).

(a) together with all Schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,

(b) is not intended to confer upon any person not a party hereto any rights or remedies hereunder;

(c) shall not be assigned by operation of law or otherwise, except that FCNB may without prior notice to or approval by the Underwriters Companies assign this Agreement to a wholly-owned subsidiary of FCNB;

(d) shall be governed in all respects by the laws of the State of Maryland; and

(e) may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST: [SEAL]                                    FCNB CORP

 /s/ Helen G. Hahn                                By:  /s/ A. Patrick Linton
------------------------------                        --------------------------
Name:  Helen G. Hahn                               Name: A. Patrick Linton
Title: Secretary                                   Title: President

ATTEST: [SEAL]                                    FIRST CHOICE INSURANCE
                                                  AGENCY, INC.

 /s/ Mark A. Severson                             By:  /s/ William R. Talley
------------------------------                        --------------------------
Name: Mark A. Severson                            Name: William R. Talley, Jr.
Title: Vice President                             Title: President

ATTEST: [SEAL]                                    FREDERICK UNDERWRITERS, INC.

 /s/ Jacob R. Ramsburg, III                       By: /s/ Jacob R. Ramsburg, Jr.
------------------------------                        --------------------------
Name: Jacob R. Ramsburg, III                      Name: Jacob R. Ramsburg, Jr.
Title: Secretary                                  Title: President

ATTEST: [SEAL]                                   PHILLIPS INSURANCE AGENCY, INC.

 /s/ Jacob R. Ramsburg, III                      By:  /s/ Jacob R. Ramsburg, Jr.
------------------------------                        --------------------------
Name: Jacob R. Ramsburg, III                     Name: Jacob R. Ramsburg, Jr.
Title: Secretary                                 Title: President

ATTEST: [SEAL]                                   CARROLL COUNTY INSURANCE
                                                  AGENCY, INC.

 /s/ Jacob R. Ramsburg, III                      By:  /s/ Jacob R. Ramsburg, Jr.
------------------------------                        --------------------------
Name: Jacob R. Ramsburg, III                     Name: Jacob R. Ramsburg, Jr.
Title: Secretary                                 Title: President

And with respect to Sections 6.09 and 6.10 of the Agreement, as amended hereby, only:

ATTEST: [SEAL]                                   FCNB BANK

 /s/ Helen G. Hahn                               By:  /s/ A. Patrick Linton
------------------------------                        --------------------------
Name: Helen G. Hahn                              Name: A. Patrick Linton
Title: Secretary                                 Title: President

                                    EXHIBIT B

           Title 3, Subtitle 2 of the Maryland General Corporation Law

                           ANNOTATED CODE OF MARYLAND
                         CORPORATIONS AND ASSOCIATIONS.
           TITLE 3. CORPORATIONS IN GENERAL -- EXTRAORDINARY ACTIONS.
                  Subtitle 2. Rights of Objecting Stockholders.

ss.3-201  "Successor" defined.

         (a) Corporation amending charter. -- In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

         (b) Corporation whose stock is acquired. -- When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

ss.3-202  Right to fair value of stock.

     (a) General rule. -- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:
            (1) The corporation consolidates or merges with another corporation;
            (2) The stockholder's stock is to be acquired in a share exchange;
            (3) The corporation transfers its assets in a manner requiring corporate action under ss.3-105 of this title;
            (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

            (5) The transaction is governed by ss.3-602 of this title or exempted by ss.3-603 (b) of this title.

     (b) Basis of fair value. -- (1) Fair value is determined as of the close of business:

     (i) With respect to a merger under ss.3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under ss. 3-106; or

    (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

   (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

   (3) In any transaction governed by ss.3-602 of this title or exempted by ss.3- 603 (b) of this title, fair value shall be value determined in accordance with the requirements of ss.3-603 (b) of this title.

  (c) When right to fair value does not apply. -- Unless the transaction is governed by ss.3-602 of this title or is exempted by ss.3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

   (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

    (i) With respect to a merger under ss.3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under ss.3-106; or

    (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

     (2) The stock is that of the successor in a merger, unless: (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

    (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

   (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

ss.3-203  Procedure by stockholder.

     (a) Specific duties. -- A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

     (1) Shall file with the corporation a written objection to the proposed transaction:

     (i) With respect to a merger under ss.3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under ss.3-106; or

     (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

     (2) May not vote in favor of the transaction; and

     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

     (b) Failure to comply with section. -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

ss.3-204  Effect of demand on dividend and other rights.

     A stockholder who demands payment for his stock under this subtitle:

   (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under ss.3-202 of this subtitle; and

   (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

ss.3-205  Withdrawal of demand.

     A demand for payment may be withdrawn only with the consent of the successor.

ss.3-206  Restoration of dividend and other rights.

 (a) When rights restored. -- The rights of a stockholder who demands payment are restored in full, if:

     (1) The demand for payment is withdrawn;

     (2) A petition for an appraisal is not filed within the time required by this subtitle;

     (3) A court determines that the stockholder is not entitled to relief; or

     (4) The transaction objected to is abandoned or rescinded.

  (b) Effect of restoration. -- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

ss.3-207  Notice and offer to stockholders.

     (a) Duty of successor. -- (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

    (i) A balance sheet as of a date not more than six months before the date of the offer;

    (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

    (iii) Any other information the successor considers pertinent.

     (b) Manner of sending notice. -- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

ss.3-208 Petition for appraisal; consolidation of proceedings; joinder of objectors.

     (a) Petition for appraisal. -- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

     (b) Consolidation of suits; joinder of objectors. -- (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

   (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

ss.3-209  Notation on stock certificate.

     (a) Submission of certificate. -- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

     (b) Transfer of stock bearing notation. -- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

ss.3-210  Appraisal of fair value.

     (a) Court to appoint appraisers. -- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

     (b) Report of appraisers -- Filing. -- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

     (c) Same -- Contents. -- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

     (d) Same -- Service; objection. -- (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

   (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

ss.3-211  Action by court on appraisers' report.

     (a) Order of court. -- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

     (1) Confirms, modifies, or rejects it; and

     (2) If appropriate, sets the time for payment to the stockholder.

     (b) Procedure after order. -- (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers' report is rejected, the court may:

     (i) Determine the fair value of the stock and enter judgment for the stockholder; or

     (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

     (c) Judgment includes interest. -- (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under ss.3-202 of this subtitle.

     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under ss.3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

     (i) The price which the successor offered for the stock;

     (ii) The financial statements and other information furnished to the stockholder; and

     (iii) Any other circumstances it considers relevant.

     (d) Costs of proceedings. -- (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under ss.3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

     (i) The price which the successor offered for the stock;

     (ii) The financial statements and other information furnished to the stockholder; and

     (iii) Any other circumstances it considers relevant.

     (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

    (i) The successor did not make an offer for the stock under ss.3-207 of this subtitle; or

    (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

     (e) Effect of judgment. -- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

ss.3-212  Surrender of stock.

     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

   (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

   (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

ss.3-213  Rights of successor with respect to stock.

     (a) General rule. -- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under ss.3-202 of this subtitle.

     (b) Successor in transfer of assets. -- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

     (c) Successor in consolidation, merger, or share exchange. -- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation and Bylaws of FCNB provide for the indemnification of the officers and directors of FCNB to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"), and for the indemnification of other persons to the extent permitted by law and as determined by the Board of Directors. The MGCL provides, in general, that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, who was, is or is threatened to be made a defendant or
respondent  to  any  action,  suit  or  proceeding,   whether  civil,  criminal,
administrative or investigative, by reason of the fact that he served as a director, officer, employee or agent of the corporation, or served at the corporation's request in any capacity of another enterprise or employee benefit plan, unless (i) the act or omission giving rise to the liability of such person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe the act or omission was unlawful. Notwithstanding the foregoing, no indemnification shall be authorized in the case of any proceeding by or in the right of the corporation, if the person has been adjudged liable to the corporation, except that a court may order indemnification against expenses (including attorney fees) only. The indemnification is mandatory in the case of success, on the merits or otherwise, in the defense of any proceeding. Indemnification is against judgements, penalties, fines, settlements, and reasonable expenses actually incurred (including attorney's fees) in connection with the proceeding. A corporation has the power to purchase and maintain insurance or maintain other arrangements in respect of such indemnification. The indemnification provided by the MGCL is not exclusive of other rights to indemnification to which any person may otherwise be entitled.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

         Number            Description

         2 Agreement and Plan of Reorganization and Merger, as amended and restated, included as Exhibit A to the combined Proxy Statement/Prospectus. Schedules are omitted. FCNB agrees to furnish copies of such schedules to the Commission upon request.

         5                 Opinion of Kennedy, Baris & Lundy, L.L.P.

         8                 Form of Opinion of Kevin Kennedy, Esquire

         23(a)             Consent   of  Keller   Bruner  &   Company,   L.L.C.,
                           independent   certified  public  accountants  to  the
                           Underwriters Companies

         23(b)             Consent   of   Keller   Bruner  &   Company,   L.L.C.
                           independent certified public accountants to FCNB

         23(c) Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

         23(d)             Consent  of  Kevin  Kennedy,   Esquire,  included  in
                           Exhibit 8

         99(a)             Form of Proxies for Underwriters Shareholder Meeting

         99(b)             Form of Proxy for FCNB Shareholder Meeting

(b)      Financial Statement Schedules
         Not Applicable

(c)      None.

ITEM 22.          UNDERTAKINGS

         The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) for the purpose of determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland on October 30, 1998.

                                    FCNB CORP

                                    By:   /s/ A. Patrick Linton
                                        ----------------------------------------
                                        A. Patrick Linton, President
                                        and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/ George B. Callan
--------------------------------
George B. Callan, Jr.                                Director                  October 30, 1998


 /s/ Miles M. Circo
--------------------------------
Miles M. Circo                                       Director                  October 30, 1998


/s/ Shirley D. Collier
--------------------------------
Shirley D. Collier                                   Director                  October 30, 1998


/s/ Clyde C. Crum
--------------------------------             Chairman of the Board of
Clyde C. Crum                                        Directors                 October 30, 1998


 /s/ James S. Grimes
--------------------------------
James S. Grimes                                      Director                  October 30, 1998


/s/ Bernard L. Grove, Jr.
--------------------------------
Bernard L. Grove, Jr.                                Director                  October 30, 1998


/s/ Gail T. Guyton
--------------------------------
Gail T. Guyton                                       Director                  October 30, 1998


/s/ Frank L. Hewitt, III
--------------------------------
Frank L. Hewitt, III                                 Director                  October 30, 1998


/s/ A. Patrick Linton
--------------------------------        President, Chief Executive Officer
A. Patrick Linton                                  and Director                October 30, 1998


/s/ Jacob R. Ramsburg, Jr.
--------------------------------
Jacob R. Ramsburg, Jr.                               Director                  October 30, 1998

/s/ Ramona C. Remsberg
--------------------------------
Ramona C. Remsberg                                   Director                  October 30, 1998


/s/ Kenneth W. Rice
--------------------------------
Kenneth W. Rice                                      Director                  October 30, 1998


/s/ Rand D. Weinberg
--------------------------------
Rand D. Weinberg                                     Director                  October 30, 1998


/s/ DeWalt J. Willard, Jr.
--------------------------------
Dewalt J Willard, Jr.                                Director


/s/ Mark A. Severson
--------------------------------        Senior Vice President, Treasurer,
Mark A. Severson                              Principal Financial and          October 30, 1998
                                                Accounting Officer

                                INDEX TO EXHIBITS

Exhibit Number                      Description

         2 Agreement and Plan of Reorganization and Merger, as amended and restated, included as Exhibit A to the combined Proxy Statement/Prospectus. Schedules are omitted. FCNB agrees to furnish copies of such schedules to the Commission upon request.

         5        Opinion of Kennedy, Baris & Lundy, L.L.P.

         8        Form of Opinion of Kevin Kennedy, Esquire

         23(a) Consent of Keller Bruner & Company, L.L.C., independent certified public accountants to the Underwriters Companies

         23(b)    Consent  of  Keller  Bruner  &  Company,  L.L.C.   independent
                  certified public accountants to FCNB

         23(c)    Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit
                  5

         23(d)    Consent of Kevin Kennedy, Esquire, included in Exhibit 8

         99(a)    Form of Proxies for Underwriters Shareholder Meeting

         99(b)    Form of Proxy for FCNB Shareholder Meeting